Exhibit 10.2

FORM OF MANAGEMENT SERVICES AGREEMENT

MANAGEMENT SERVICES AGREEMENT

BY AND AMONG

AECP MANAGEMENT, LLC,
an Oklahoma Limited Liability Company

AMERICAN ENERGY CAPITAL PARTNERS, LP
a Delaware Limited Partnership

AND

AECP OPERATING COMPANY, LLC
a Delaware Limited Liability Company and
Wholly Owned Subsidiary of AECP LP

Dated [●], 2014

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ii

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MANAGEMENT SERVICES AGREEMENT

This MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated as of [•] [•], 2014 and effective for all purposes as of the [___] day of ____________, 2014 (the “Effective Date”), is by and among AECP MANAGEMENT, LLC, an Oklahoma limited liability company (the “Manager”), American Energy CAPITAL PARTNERS, LP, a Delaware limited partnership (“AECP LP”), and AECp OPERATING COMPANY, LLC, a Delaware limited liability company and a wholly owned subsidiary of AECP LP (the “Owner”). The Manager, AECP LP and Owner are referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not defined herein shall have the meanings assigned to such terms in Article I.

BACKGROUND:

A.           AECP GP is the sole general partner of AECP LP; and

B.           The Owner is engaged in the Business; and

C.           The Manager is experienced and skilled in the conduct of business in the oil and gas acquisition, exploration, development and production industry, and has the ability to provide technical, commercial, financing and management services that may be necessary or useful to the Owner; and

D.           The Owner desires to engage the Manager to perform and provide, and the Manager desires to perform and provide for and on behalf of the Owner, the Services as set forth herein and in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
Defined Terms, Interpretation

Section 1.1           Defined Terms. As used in this Agreement, each of the following terms has the meaning given in this Section 1 as follows:

“Acquisition Expenses” means any and all expenses, including but not limited to legal fees and expenses, travel and communications expenses, financial advisory fees, brokerage fees, costs of appraisals, engineering fees and expenses, nonrefundable option payments on property not acquired, accounting fees and expenses, title insurance premiums and the costs of performing due diligence (including, without limitation, title, environmental and similar due diligence), but excluding Acquisition Fees, in each case incurred by AECP LP, the Owner, the Manager or any of their Affiliates in connection with the selection, evaluation, acquisition, origination, making or development of any Property Acquisition, whether or not acquired.

“Acquisition Fee” means the fee payable to the Manager pursuant to Section 5.3.

“AECP GP” means American Energy Capital Partners, GP LLC, a Delaware limited liability company and the general partner of AECP LP.

“AECP LP” has the meaning specified in the introductory paragraph.

“Affiliate” means, with respect to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with such Person, provided, however, that the Parties specifically acknowledge and agree that for purposes of this Agreement none of AECP GP, AECP LP or Owner is an Affiliate of the Manager.

“Agreement” means this Agreement, as amended, supplemented or modified from time to time.

“Approved Credit Facility” means a revolving or other credit facility entered into by AECP LP, the Owner or a Subsidiary of the Owner.

“Assets” means (a) the Leases; (b) the Wells; (c) all royalty, overriding royalty, production payments, net profits interests and other interests in oil and gas properties owned by the Owner and its Subsidiaries; (d) all tangible personal property, equipment, machinery, inventory, supplies, spare parts, fixtures and improvements that are a part of any Lease or Well or are owned by or in the possession of the Owner and its Subsidiaries; and (e) all files, records and business data that relate to any Lease or Well or any of the business of the Owner and its Subsidiaries.

“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances: (i) such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the United States Bankruptcy Reform Act of 1978 (the “Bankruptcy Code”) or any present or future applicable federal, state or other statute or Law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to, or acquiesce in, the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file a petition or motion to vacate or discharge any order, judgment or decree within 20 days, after entry of such order, judgment or decree); (ii) an involuntary case or other proceeding shall be commenced against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or Law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of 90 consecutive days, (iii) a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of 90 days (whether or not consecutive); (iv) such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due; or (v) such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

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“Basket Amount” means the following: (i) prior to 90 days following the second Fiscal Year after the occurrence of the Full Investment Date, 2.0% of the aggregate capital contributions to AECP LP made on or before such date, and (ii) beginning on the 90th day following the second Fiscal Year after the occurrence of the Full Investment Date, 2.0% of the after tax present value, discounted at 10%, of the cash flows attributable to AECP LP’s consolidated estimated net proved reserves as set forth in AECP LP’s financial statements filed with the Securities and Exchange Commission (or, if at any time after the second Fiscal Year after the Full Investment Date AECP LP shall no longer be required to file its financial statements with the Securities and Exchange Commission, then as set forth in AECP LP’s consolidated financial statements prepared in accordance with GAAP).

“Budget” means the budget approved pursuant to Section 3.1(a), as amended and revised from time to time in accordance with Section 3.1(b).

“Business” of the Owner and its subsidiaries is (a) to acquire, hold, maintain, renew, drill, develop, operate and sell working interests, net profits interests, leasehold interests, royalties, and other types of oil and gas interests and/or equity interests in corporate, limited liability company or partnership entities owning oil and gas interests; (b) to produce, collect, store, treat, deliver, market, sell, farm-out or otherwise dispose of oil, gas and related hydrocarbons and minerals from its properties and interests; and (c) to take all such other actions incidental to any of the foregoing as may be necessary or desirable.

“Business Day” means any day other than Saturday or Sunday or any day on which commercial banks in Oklahoma City, Oklahoma or New York, New York are authorized or required by law to close.

“Calendar Month” means any of the months in the Gregorian calendar.

“Calendar Quarter” means the calendar quarter of each Calendar Year ending March 31, June 30, September 30 and December 31.

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“Calendar Year” means a 12 consecutive Calendar Month period commencing on January 1, but the first Calendar Year will begin on the Effective Date and the last Calendar Year will end on the date Owner is dissolved.

“Common Units” means common units consisting of limited partner interests of AECP LP issued by AECP LP to Investors in the Offering.

“Company Agreement” means the First Amended and Restated Limited Liability Company Agreement of AECP GP, as same may be amended, supplemented or restated during the term of this Agreement.

“Contract Purchase Price” means the total consideration, including any “carried interest” consideration or deferred or “earn-out” payments when paid by AECP LP or the Owner in connection with the acquisition from any seller(s) of any Property Acquisition. With respect to any acquisition that consists, in whole or in part, of the contribution to AECP LP or the Owner by the owner(s) of the property Acquisition in consideration for equity interests of AECP LP, such equity interests shall be determined to have the fair market value mutually agreed by AECP GP and the Manager.

“Contract Sales Price” means the total consideration, including any “carried interest” consideration or deferred or “earn-out” payments when received by AECP LP or the Owner for the sale or other disposition of any Assets (other than sales of oil, gas and other hydrocarbons produced from the Assets in the ordinary course of business). With respect to any sale or disposition of Assets that consists, in whole or in part, of the receipt by AECP LP or the Owner of non-cash consideration, such non-cash consideration shall be determined to have the fair market value mutually agreed by AECP GP and the Manager.

“Control” (including collective meanings, “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Dealer Manager” means Realty Capital Securities, LLC, or such other Person selected by AECP GP to act as the dealer manager of the Offering.

“Dealer Manager Fee” means a fee of three percent (3.0%) of the Gross Proceeds that is payable to the Dealer Manager for serving as the dealer manager of the Offering.

“Default Amount” has the meaning specified in Section 5.3.

“Default Rate” means, on the date of determination, the Prime Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional 2.0 percentage points (that is, 200 basis points; or, if such rate is at any time contrary to any applicable Law, then “Default Rate” shall be reduced to mean the maximum rate permitted by applicable Law).

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“Development Activities” means all operations and activities related to the development of the Assets, including the drilling of any Development Wells, recompletions, workovers and operations subsequent to a well reaching its objective depth on any Lease or other prospect held by the Owner or its subsidiaries and related proposals, activities and operations required to commence and sustain production from such well(s), including the design, fabrication or other acquisition, and installation, of a related development system.

“Development Well” means a well drilled within the proved area of an oil or gas reservoir to the depth of a stratigraphic horizon known to be productive.

“Disposition Expenses” means any and all expenses, exclusive of Disposition Fees, incurred by AECP LP, the Owner, the Manager or any of their Affiliates in connection with the sale or other disposition, or proposed sale or other disposition, of all or any portion of the Assets (other than the sale of oil, gas or other hydrocarbons produced from the Assets) , whether or not sold or otherwise disposed of, including, without limitation, legal fees and expenses, travel and communications expenses, brokerage fees, costs of appraisals, engineering fees and expenses, accounting fees and expenses, title insurance premiums and the costs of performing due diligence.

“Disposition Fee” means the fee payable to the Manager pursuant to Section 5.4.

“Draft Budget” has the meaning specified in Section 3.1(a).

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act or any successor statute, as amended from time to time.

“Economic Run” means data and other information, delivered in written or electronic formats, necessary to present a base case, an upside case and a downside case economic analysis of a Property Acquisition, including, at a minimum and without limitation, the following:

(a)          Cash flow financial model analysis, including:

(i)          a calculation of the Property Acquisition internal rate of return using such assumptions with respect to leverage, debt amortization and general and administrative expenses and management fees as Manager and Owner mutually agree at any time and from time to time are appropriate for financial modeling purposes with respect to Property Acquisitions; and

(ii)         projected financial results from the Property Acquisition;

(b)          supporting property-level reserve reports prepared by either qualified internal or independent reserve engineers as determined by the Manager in its discretion; and

(c)          a cash flow analysis showing the projected impact of the Property Acquisition on the projected cash flow of the Owner.

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“Effective Date” has the meaning specified in the introductory paragraph of this Agreement.

“Emergency” means any sudden or unexpected event which causes, or risks causing, (a) substantial damage to any Asset or the property of a Third Party, or (b) death of or injury to any Person, (c) damage or substantial risk of damage to natural resources (including wildlife) or the environment, (d) safety concerns associated with continued operations or (e) non-compliance with applicable Law, in each case which event is of such a nature that a response cannot, in the reasonable discretion of Manager, await the decision of Owner. For the avoidance of doubt, an “Emergency” shall include any release or threatened release of Hazardous Substances into the environment that requires notification to any Governmental Authority under applicable Law.

“Employee” means each employee or individual independent contractor of Manager.

“Excluded Area” means the Utica Shale areas in Ohio, West Virginia and Pennsylvania and the Woodford Shale area in Central Northern Oklahoma.

“Excluded Assets” means leasehold interests, working interests, royalty, overriding royalty, production payments, net profits interests and other interests in developed and undeveloped oil and gas properties, including, without limitation, Leases and Wells, in the Excluded Area.

“Expense Cap” has the meaning specified in Section 5.2(a).

“Farmout” means an agreement whereby the owner of the leasehold or working interest agrees to assign its interest in certain specific acreage to the assignee, while retaining an interest such as an overriding royalty interest, an oil and gas payment, offset acreage or other type of interest, subject to the drilling of one or more specific wells or other performance as a condition of the assignment.

“Financing Coordination Fee” has the meaning specified in Section 5.5.

“Force Majeure Event” means any cause or event not reasonably within the control of the Party whose performance is sought to be excused thereby including the following causes and events (solely to the extent such causes and events are not reasonably within the control of the Party claiming suspension), which list of events is not exhaustive: acts of God, strikes, lockouts, or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, epidemics, landslides, lightning, earthquakes, fires, tornadoes, hurricanes, storms, floods, washouts, excessive rainfall and warnings for any of the foregoing which may necessitate the precautionary shut-down of wells, plants, pipelines, gathering systems, or other related facilities; arrests, orders, directives, restraints and requirements of governments and government agencies, either federal or state, civil and military; outages (shutdown) for the making of repairs, alterations, relocations or inspections; inability to secure labor or materials, inclement weather that necessitates extraordinary measures and expense to construct facilities or maintain operations, or any other causes, whether of the kind enumerated herein or otherwise, not reasonably within the control of the Party claiming suspension. Such term shall likewise include, in those instances where either Party is required to obtain servitudes, rights-of-way, grants, permits, or licenses to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, rights-of-way, grants, permits or licenses, and in those instances where either Party hereto is required to secured permits or permissions from any Governmental Authority to enable such Party to fulfill its obligations hereunder, the inability of such Party to acquire, or delays on the part of such Party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such permits and permissions.

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“Full Investment Date” means the date on which AECP LP has invested, committed for investment or otherwise spent 90% or more of the aggregate capital contributions (net of the Dealer Manager Fee, Selling Commissioners, volume discounts, any marketing expenses, due diligence expenses and Organization and Offering Expenses) received by AECP LP from the Offering.

“FWPP” means the Chesapeake Energy Corporation Founders Well Participation Program, dated as of June 10, 2005.

“FWPP Assets” shall mean any assets or properties acquired by Aubrey K. McClendon, directly or through any of his Affiliates or by his spouse, in connection with or pursuant to the FWPP.

“FWPP Opportunity” shall mean any right of Aubrey K. McClendon or any entity of which he is an Affiliate to acquire a working interest in any oil and gas property pursuant to the FWPP.

“GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).

“General Parameters” means the general parameters for a Property Acquisition as the Manager and Owner may mutually agree at any time and as same may thereafter be amended, modified or superseded by mutual agreement of the Manager and Owner, which general parameters shall include, without limitation, general parameters for terms and conditions of Property Acquisitions with respect to title, environmental, other liabilities, indemnification, gas imbalances, conditions to closing and other matters mutually determined to be appropriate.

“General Partner” means AECP GP, in its capacity as the general partner of AECP LP.

“Governmental Authority” means any federal, national, regional, state, municipal or local government, any political subdivision or any governmental, judicial, public or statutory instrumentality, tribunal, court, arbitral panel, or other regulatory bureau, authority, body or entity having legal jurisdiction over the matter or Person in question.

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“Gross Proceeds” means the aggregate sales price of all Common Units issued by AECP LP to Investors in the Offering, without deduction for the Dealer Manager Fee, Selling Commissions, volume discounts, any marketing expense and due diligence expense reimbursement or Organization and Offering Expenses.

“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under any environmental Laws, including asbestos-containing materials (but excluding any NORM).

“Hedging Policy” means a policy or policy with respect to Hedges that Owner approves as the Hedging Policy of the Owner from time to time.

“Hedges” means any commodity futures contract, commodity swap, commodity option, commodity forward sale, commodity put, call or collar or other similar agreement or arrangement designed to protect against fluctuations in the price of oil, gas or other hydrocarbons used, sold or produced by a person.

“Holdings” means AECP Holdings, LLC, an affiliate of the Manager.

“Initial Closing” means the initial closing of the purchase of Common Units from AECP LP by Investors pursuant to the Offering.

“Initial Purchase Price” means $20.00, the amount paid by the Investors to AECP LP to purchase Common Units in the Offering.

“Initial Term” has the meaning specified in Section 10.1.

“Insured” has the meaning specified in Section 7.5.

“Investors” means Purchasers of Common Units from AECP LP pursuant to the Offering.

“Invoice” has the meaning specified in Section 5.1.

“Joint Venture” means any partnership, limited partnership or other arrangements with a Person(s) other than AECP LP or the Owner in which AECP LP or the Owner is a member, partner or co-venturer and which is established to own, operate or develop Property Acquisitions.

“Law” means any and all applicable laws, statutes, ordinances, permits, decrees, rulings, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.

“Lease Operations” means all necessary or useful lease and land administration services and maintaining all land, lease and other related records (including title to the Owner’s Assets and the maintenance and curing of the same) and all technical, regulatory, permitting and marketing supervision and oversight determined by the Manager to be necessary or appropriate to assure that the Owner’s Assets are being explored, developed, produced, gathered and operated in accordance with this Agreement, including the Exhibits hereto, and applicable contracts and agreements.

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“Leases” means the oil, gas and mineral leases and operating rights now owned or hereafter participated in or acquired by the Owner as of the date of determination.

“Listing Date” has the meaning assigned to such term in the Partnership Agreement.

“Loan(s)” means any indebtedness or obligation in respect of borrowed money or evidenced by bonds, notes, debentures, deeds of trust, letters of credit, volumetric production payments, or similar instruments, including secured loans and mezzanine loans.

“Management Services” has the meaning specified in Exhibit A.

“Manager” has the meaning specified in the introductory paragraph of this Agreement.

“Manager Indemnified Parties” has the meaning specified in Section 11.1.

“Manager Personnel” means the officers and employees of the Manager, the officers and employees of Affiliates of the Manager, and all other persons otherwise engaged by the Manager for the provision of the Management Services hereunder.

“Material Adverse Effect” shall mean any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, liabilities, financial condition or results of operations of AECP, the Owner and any subsidiaries thereof, determined on a consolidated basis, if applicable.

“Material Commitment” means any agreement, contract or other arrangement binding on Owner or any of its subsidiaries which could reasonably be expected to result in payments by the Owner or any of its subsidiaries of more than the Basket Amount then in effect or that AECP GP or Owner advises the Manager would otherwise qualify as a material contract under Regulation S-K of the Securities Act of 1933.

“Monthly Management Fee” has the meaning specified in Section 5.1.

“NASAA Guidelines” means the guidelines adopted September 22, 1976 by the North American Securities Administrators Association, Inc. relating to the registration of Oil and Gas Programs, as amended and in effect at the time the determination is made pursuant to this Agreement.

“Offering” means the best efforts registered public offering of Common Units consisting of (i) a minimum offering of 100,000 Common Units at the Initial Purchase Price per Common Unit for Gross Proceeds of $2.0 million at the Initial Purchase and (ii) a maximum offering of 100.0 million Common Units for Gross Proceeds of up to $2.0 billion.

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“Operating Agreement” means (i) the operating agreements, gas balancing agreements, and participation agreements (including the applicable Accounting Procedures) which relate to the Assets or any of the Leases and other agreements governing the drilling and operation of and accounting for the Leases, and (ii) with respect to Leases owned entirely by the Owner and not already subject to an operating agreement at the time of acquisition by the Owner, the form of operating agreement attached as Exhibit D with such additions or modifications thereto as the Manager determines to be necessary or appropriate for the particular Assets to be subject thereto or for the operations to be conducted thereon.

“Operator” means the person appointed as Operator of any Asset owned by Owner pursuant to an Operating Agreement, which shall be (a) the Manager or an Affiliate of the Manager with respect to Assets operated by the Manager or an Affiliate of Manager pursuant to Section 2.7 and (b) the Third Party designated as operator with respect to Assets not operated by the Manager or an Affiliate of the Manager.

“Operating Services” has the meaning specified in Exhibit A.

“Organization and Offering Expenses” means all costs and expenses of organizing and selling the Offering (other than the Selling Commissions and the Dealer Manager Fees) paid by AECP LP, AECP GP or the Manager in connection with the Offering, including, but not limited to, fees of the underwriters' attorneys, expenses for printing, engraving, mailing, filing, salaries of employees while engaged in sales activity, charges of transfer agents, registrars, trustees, escrow holders or escrow agent, depositaries, engineers and their experts, expenses of qualification of the sale of the Common Units under Federal and State law, including taxes and fees, accountants' and attorneys' fees and other front-end fees, charges incurred by or on behalf of AECP GP or the Manager in connection with the formation of AECP LP, the Owner and the Manager, the preparation, negotiation, and execution of the Partnership Agreement, this Agreement, any dealer manager or soliciting dealer agreement, escrow agent agreement subscription agreement and any other agreement in connection with or relating to the Offering, issuance of Common Units in the Offering and reimbursement of AECP LP, AECP GP or the Manager for costs in connection with preparing supplemental sales materials.

“OrgOff Reimbursement Amount” has the meaning specified in Section 5.2(a).

“Out-of-Pocket Expenses” has the meaning specified in Section 5.2(c).

“Owner” has the meaning specified in the introductory paragraph of this Agreement and, unless the context otherwise requires, includes the subsidiaries of the Owner.

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“Owner Agreement” means the First Amended and Restated Limited Liability Company Agreement of Owner, as same may be amended, supplemented or restated during the term of this Agreement.

“Owner Indemnified Parties” has the meaning specified in Section 11.2.

“Parties” has the meaning specified in the introductory paragraph.

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of AECP LP, as same may be amended, supplemented or restated during the term of this Agreement.

“Permitted Investment” means (a) any evidence of indebtedness, maturing not more than one (1) year after the date of issuance, issued or guaranteed by the United States Government, (b) commercial paper, maturing not more than nine (9) months from the date of issue, which is issued by a corporation (other than an Affiliate of the Manager) organized under the laws of any state of the United States or of the District of Columbia and rated A-l by Standard & Poor's Ratings Group, or any successor thereto, or P-l by Moody's Investors Service, Inc., (c) any certificate of deposit or bankers acceptance, maturing not more than one (1) year after the date of issuance, which is issued by a commercial banking institution that is a member of the U.S. Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (d) any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.

“Permits” has the meaning specified in Exhibit A.

“Person” (whether or not capitalized) means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, whether or not a Governmental Authority.

“Property Acquisition” means any acquisition or proposed acquisition of developed and undeveloped producing or non-producing oil and gas properties (generally consisting of Leases and Wells) where such properties are located onshore in the United States, but excluding any Excluded Assets and any FWPP Opportunity.

“Proposal” has the meaning specified in Section 9.1(c).

‘‘Prospect’’ means an area covering lands which are believed by the Owner to contain subsurface structural or stratigraphic conditions making it susceptible to the accumulations of hydrocarbons in commercially productive quantities at one or more Horizons. The area, which may be different for different Horizons, shall be designated by the General Partner in writing prior to the conduct of Partnership operations and shall be enlarged or contracted from time to time on the basis of subsequently acquired information to define the anticipated limits of the associated hydrocarbon reserves and to include all acreage encompassed therein. A ‘‘Prospect’’ with respect to a particular Horizon may be limited to the minimum area permitted by state law or local practice, whichever is applicable, to protect against drainage from adjacent wells if the well to be drilled by AECP LP is to a Horizon containing Proved Reserves. As used in this definition, the term “Horizon” means with respect to a zone of a particular formation, that part of a formation of sufficient porosity and permeability to form a petroleum reservoir.

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“Reasonably Prudent Operator” means conducting the applicable activities as a reasonably prudent operator, in a good and workmanlike manner, with due diligence and dispatch, in accordance with good oilfield practice, and in compliance with applicable law and regulation, but with no liability for losses sustained or liabilities incurred, except as such may result from gross negligence or willful misconduct.

“Records” has the meaning specified in Section 2.4.

“Rejected Proposal” has the meaning specified in Section 9.1(b).

“Selling Commission(s)” means the fee(s) payable to the Dealer Manager and reallowable to Soliciting Dealers with respect to Common Units sold by them in the Offering.

“Services” has the meaning set forth in Section 2.1.

“Soliciting Dealers” means broker-dealers that are members of the Financial Industry Regulatory Authority Inc., or that are exempt from broker-dealer registration, and that, in either case, have executed soliciting dealer or other agreements with the Dealer Manager to sell Common Units in the Offering.

“Term” has the meaning specified in Section 10.1.

“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.

“Wells” means all oil, gas and other hydrocarbon wells now owned or hereafter participated in or acquired by the Owner.

Section 1.2           References and Titles. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means including without limitation. All references to “$” or “dollars” shall be deemed references to United States Dollars. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “here,” “hereby,” “hereunder’’ and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to Section or subsection hereof in which such words occur. The word “or” is not exclusive. Each accounting term not defined herein, and each accounting term partly defined herein to the extent not defined, will have the meaning given to it under GAAP. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law or agreement (or contract) means such Law or agreement (or contract) as it may be amended from time-to-time. If an ambiguity, question of intent or question of interpretation arises, this Agreement must be construed as if drafted jointly, and there must not be any presumption, inference or conclusion drawn against either Party by virtue of the fact that its representatives have authored this Agreement or any of its terms. Any reference to an agreement or contract herein shall include any amendment, modification or replacement thereof that is in accordance with the provisions of this Agreement.

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ARTICLE II
Management Services

Section 2.1           Engagement of Manager. Commencing on the Effective Date, the Owner hereby appoints, retains and authorizes the Manager, and the Manager hereby accepts and agrees, to perform the Management Services and Operating Services (collectively, the “Services”) during the Term at all times in accordance with the terms and conditions set forth in this Agreement.

Section 2.2           Direction of Result of Management Services. Except with respect to the means or method by which the Manager performs the Services (which shall be subject to the good faith direction or control of the Manager), the provision of the Services hereunder shall at all times be subject to the direction of the Owner, including, without limitation, the Owner’s right, subject to Section 3.5, to direct the Manager with respect to funds held in any Owner’s account(s) managed by the Manager. The Parties acknowledge that the Owner’s need for and scope of the Services may change from time to time depending on the nature, number and size of the interests comprising the Assets held by the Owner at any given time, and Owner reserves the right to change the scope of the Services consistent with Exhibit A from time to time by mutual agreement with the Manager.

Section 2.3           Management Standards. Subject to the terms hereof, the Manager will act in compliance with the provisions of this Agreement and, where this Agreement does not specifically establish a particular obligation or standard, (a) with respect to Assets subject to an Operating Agreement of which Manager or an Affiliate of the Manager is the Operator (and if the Owner or any of its subsidiaries is designated as the Operator of any Assets Owner shall take such actions as are necessary or appropriate to cause the Manager (or its designated Affiliate) to be designated as the Operator of same) in compliance with the terms of such Operating Agreement as they apply to the Assets; (b) with respect to Assets subject to an operating agreement of which the Manager is not the Operator, as a Reasonably Prudent Operator consistent with generally acceptable standards for non-operated properties in the oil and gas business based on information regarding such operations furnished or otherwise obtained by the Manager and (c) with respect to Assets or business of the Owner not subject to an Operating Agreement, in a manner consistent with generally acceptable standards in the oil and gas business. The Manager shall have no obligation to advance funds for the account of the Owner or to pay any sums of its own in connection with the performance of the actions which it is authorized or required to take on behalf of the Owner hereunder.

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Section 2.4           Records; Financial Reports; Instruments of Service. At all times during the Term, the Manager shall maintain complete books of account, receipts, disbursements, Permits and all other records relating to the Services performed hereunder (the “Records”), and all accounting Records shall be maintained in accordance with GAAP. The Manager shall deliver (i) monthly financial and operating reports to Owner in respect of the most recently ended Calendar Month in a form requested and as may be required by Owner, but in any event no later than 30 days after the end of each Calendar Month, and (ii) quarterly cash flow forecasts for Owner as may be required by Owner, but in any event no later than 15 days prior to the start of the applicable Calendar Quarter. Further, the Manager shall prepare and submit to Owner a monthly management report in respect of the most recently ended Calendar Month with such information as Owner may request, as well as any other information (without regard to whether relating to such Calendar Month) that Owner may request. Owner and/or any representatives designated by Owner may at any time during normal business hours, upon not less than two (2) Business Days’ advance notice, examine and/or make and retain copies of said Records. Upon the request from Owner to the Manager given at any time or from time to time, the Manager shall furnish to Owner a report setting forth the borrowing, hedging transactions and intangible drilling costs made or incurred during the preceding six-month period and such other information as Owner may reasonably request and as is available to the Manager in order to permit Owner to comply with the reporting requirements of the NASAA Guidelines as then in effect.

Section 2.5           Certain Limitations on Management Services. It is the intent of Owner and the Manager to maintain the separate corporate existence of both entities, to hold themselves out to others as separate corporate entities and to conduct their respective businesses in a manner which respects and preserves their separate identities. Owner and the Manager also acknowledge and agree that AECP LP, as the sole member of Owner, is relying on the establishment and maintenance of the separate corporate entity of Owner. Accordingly, the Manager will provide the Management Services, and the Owner will operate its business, consistent with this intent. Without limiting the foregoing, the Manager, to the extent applicable when providing Management Services on behalf of Owner, shall (i) maintain proper books and records that show the assets, liabilities, and transactions of the Owner separate from those of any other person and prepare financial statements for Owner in the same manner, (ii) not commingle the funds received by the Manager on behalf of the Owner with any other person’s funds, including those of the Manager, (iii) pay liabilities and expenses invoiced directly to the Owner or its Assets only out of the Owner’s own funds maintained by or on behalf of Owner, and (iv) maintain separate bank accounts belonging only to, or maintained by the Owner. Nothing in this Agreement shall prohibit the Manager and Owner from acknowledging to third parties their status as parties to this Agreement.

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Section 2.6           Well Operations. If the interest of the Owner in a Lease (together with any interest owned by the Manager and its Affiliates) entitle the Owner to appoint the Operator of the property, then Owner shall take such actions as are necessary to designate the Manager (or its designated Affiliate) as the Operator and the Manager (or its designated Affiliate) shall use its reasonable commercial efforts to assist the Owner to take such actions as are necessary to designate the Manager (or its designated Affiliate) as the Operator of such property, which designation shall be pursuant to either (i) the operating agreement currently in effect with respect to a property acquired by the Owner or (ii) if any of such properties are not currently operated pursuant to an operating agreement, an operating agreement (including COPAS) in the form attached hereto as Exhibit D, with such additions or modifications thereto as the Manager determines to be necessary or appropriate for the particular Assets to be subject thereto or for the operations to be conducted thereon. To the extent any of the Services described herein are duplicative of services to be provided by the Manager or any of its Affiliates under any joint operating agreement or other agreement, then the Manager shall so advise Owner of such duplicative services, and, unless Owner and the Manager otherwise mutually agree, no additional obligations will be incurred or implied by any of the terms of this Agreement, and such joint operating agreements or other agreement (and not this Agreement) will govern the terms of such services.

Section 2.7           Limitations on Farmouts to Affiliates of the Manager. The Manager shall not cause the Owner to enter into a Farmout of an undeveloped Lease or Well activity to the Manager or an Affiliate(s) of the Manager (pursuant to which the manager or such Affiliate(s) is the assignee from Owner) unless (a) the General Partner has determined that the price the Owner receives from the Manager or such Affiliate, as the case may be, is not less than the higher of (i) the Owner’s costs for the interests assigned in such Farmout to the Manager or such Affiliate, as the case may be, and (ii) the fair market value of such interests as determined by the Owner in such manner as it determines to be appropriate and the other terms and conditions are determined by the Owner to be fair and reasonable, and (b) the General Partner exercising the standard of a prudent operator, has determined the following:

(i)	the Owner lacks the funds to complete the oil and gas operations on the Lease or Well and cannot obtain suitable financing therefor;

(ii)	drilling on the Lease or the intended Well activity would concentrate excessive funds in a single location, creating undue risks to the Owner;

(iii)	the Lease(s) or Well activity has been downgraded by events occurring after assignment to or acquisition by Owner so that development of the Leases or Well activity would not be desirable; or

(iv)	the best interests of AECP LP would be served by such a Farmout.

If the Owner assigns by Farmout a Lease or Well activity to the Manager or an Affiliate of the Manager, the Manager acknowledges and agrees that Owner must retain the economic interests and concessions as the General Partner determines to be appropriate and consistent with the General Partner’s determination of those items that a reasonably prudent operator would or could retain under the circumstances prevailing at the time, consistent with industry practices.

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ARTICLE III
Financial Administration

Section 3.1           Budget.

(a)          Annual Budget Process. The Manager shall prepare and submit to Owner at least 45 days before the beginning of each Calendar Year after the first Property Acquisition by Owner, a budget (“Draft Budget”) detailing the Development Activities planned to be commenced during the relevant Calendar Year, which shall specify the amounts expected to be spent by the Owner during such Calendar Year to conduct such Development Activities, and to otherwise own its Assets and conduct the Business during such Calendar Year; provided that in connection with the first acquisition made by the Owner, the Manager shall deliver a Draft Budget to Owner in connection with such acquisition as contemplated by Section 9.2(a). The Owner shall approve or disapprove the Draft Budget no later than 15 days prior to the start of the Calendar Year; provided that the first Draft Budget shall be approved as provided in Section 9.2(a). If the Owner approves the Draft Budget, the Draft Budget shall be deemed the Budget for purposes of this Agreement, until revised in accordance with Section 3.1(b) below. If the Owner fails to approve a Draft Budget by the commencement of a Calendar Year, then until a Draft Budget for such Calendar Year is approved, the Manager is authorized to pay from the Owner’s account the costs and expenses incurred in the ordinary course of business in amounts materially consistent with, and for Development Activities and other activities set forth in, the prior Calendar Year’s Budget as adjusted for supplements to such Budget attributable to any subsequent Property Acquisition(s), including in respect of costs and expenses to the extent incurred pursuant to the contractual obligations of the Owner, including any Material Commitments, and other costs and expenses approved as provided in this Agreement.

(b)          Approval of Additional Activities. From time to time prior to the termination of this Agreement, the Manager may present to Owner supplemental Development Activities or other activities that the Manager proposes to be undertaken by the Owner and that are not included in the applicable approved Budget for such Calendar Year, and revisions to a previously approved Budget that the Manager recommends be adopted by Owner. If Owner approves such revised Budget, the revised Budget shall be deemed the Budget as used in this Agreement. In addition, the Budget shall be deemed to be amended as provided in Section 9.2(b).

(c)          Cooperation. Prior to and in respect of any proposals made by the Manager to Owner pursuant to Section 3.1(b), the Manager and Owner agree to use good faith efforts (1) to exchange information regarding such proposals and proposed activities to be undertaken in connection with any such proposal or potential alternatives to any such proposal and (2) to ensure an efficient and expedient review and decision-making process in respect of such proposals. In addition, upon the reasonable request of Owner to the Manager, which may be submitted no more frequently than once each Calendar Quarter, the Owner will have the right to review with the Manager the current year’s Budget against expenditures incurred to date during the Calendar Year covered by such Budget.

(d)          Permitted Overruns. Whenever any provision of this Agreement permits the Manager to make an expenditure or conduct a Development Activity or other operation as provided in the Budget, the Manager will be deemed to have made such expenditure or conducted such Development Activity or other operation as contemplated by the Budget if (1) the aggregate expenditures during any Budget period do not exceed the amount set forth in the approved Budget for such Budget period for such Development Activity or other operation by more than 10.0% (provided that the Manager shall advise Owner of such excess(es) within ten (10) Business Days after it is incurred) or (2) the expenditure(s) are determined by the Manager to be required in connection with an Emergency.

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Section 3.2           Cash Management. The Manager shall have a fiduciary responsibility to the Owner for the safekeeping and care of all Owner’s funds that the Manager possesses or controls, and the Manager shall not use the Owner’s funds as a compensating balance for the Manager’s benefit. The Manager shall implement a cash management system for the cash and cash equivalents of the Owner, the Manager shall not commingle Owner’s funds with those of the Manager or its Affiliates, and funds of the Owner held by the Manager shall be employed or applied for the exclusive benefit of Owner. The Manager shall invest any cash held on behalf of the Owner only in Permitted Investments and shall hold all such Permitted Investments and any cash in trust on behalf of the Owner. The Manager shall as promptly as commercially practicable deposit all cash and Permitted Investments held on behalf of Owner in excess of 50% of the then remaining unexpended portion of the approved Budget as directed by Owner in one or more accounts of Owner.

Section 3.3           Revenues and Joint Interest Billings. The Manager shall receive all revenues and joint interest billings for the account of the Owner and promptly credit or charge, as the case may be, the Owner with the Owner’s net revenue and joint interest billings with respect to its properties, on a property-by-property basis.

Section 3.4           Manager Payments. From time to time, Manager shall pay, unless otherwise instructed by Owner, from the Owner’s funds administered by the Manager, as and to the extent required by any applicable contract, or Law and, to the Manager’s knowledge, to the extent not previously paid by any purchaser, operator or Third Party, in each case to the extent such liability is attributable to the Owner’s interest in a property or otherwise an obligation of Owner, all taxes, royalties, overriding royalties, delay rentals, operating expenses and other charges under operating agreements, debt service on the Owner’s debts, the OrgOff Reimbursement Amount, the Monthly Management Fee, Acquisition Fee, Disposition Fee, Financing Fee and Incentive Performance Fee (which shall be paid to the Manager in accordance with Article V) and other debts and obligations of the Owner (including the costs to be reimbursed to the Manager pursuant to Section 5.2).

Section 3.5           Payment to Owner. As contemplated pursuant to Section 2.2, the Owner may, from time to time, direct the Manager to transfer to an account specified by the Owner funds in accounts maintained for Owner by the Manager that the Owner and the Manager mutually agree are not necessary for the conduct of the Owner’s business as contemplated by the Budget then in effect (for purposes of determining the funds necessary to be retained, taking into account, among other items, funds required in accordance with the Budget then in effect for working capital purposes, reserves for capital expenditures, reserves for payments due to the Manager pursuant to Article V and reserves for an approved Property Acquisition; provided, however, that if in accordance with the direction by Owner of the Manager in accordance with Section 2.2 or Section 3.4 or otherwise an activity contemplated in the Budget then in effect and for which funds are retained is not consummated, then any remaining funds reserved therefor will then be transferred to the Owner pursuant to this Section 3.5).

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ARTICLE IV
Contract Administration; Power of Attorney

Section 4.1           Contract Administration. The Services shall include negotiating, administering and terminating contracts, by and on behalf of the Owner, in the ordinary course of Business, but in all cases in compliance with the Budget. All such contracts shall be executed by the Manager in the name of the Owner, pursuant to the power of attorney granted herein.

Section 4.2           Purchases for the Owner. The day-to-day operations and management of the Owner’s Business shall include the purchase (or lease) of such equipment, supplies and other goods necessary for the efficient operation of the Owner’s Business and as shall be consistent with the Budget. Purchases shall be made only at reasonable costs.

Section 4.3           Affiliate Transactions. The Manager shall not make or cause the Owner to make any contract (other than an Operating Agreement as provided herein) with or purchase or sell goods or services from or to the Manager or any Affiliate of the Manager, unless such contract or purchase or sale is specifically identified as an Affiliate transaction in the Budget, or with the prior written approval of Owner. Nothing in this Section 4.3 shall be construed to limit or restrict the right of the Manager to engage, or require Owner’s prior approval of the engagement by Manager of, any Affiliate of Manager to perform any of the Services on behalf of the Manager so long as the Affiliate of Manager is not entitled to any payment by Owner for providing such Services.

Section 4.4           Power of Attorney. (a) By execution of this Agreement, the Owner does hereby make, constitute and appoint the Manager, and its successors, with full power of substitution, as its true and lawful attorney and agent with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file, record in the appropriate public offices and publish any and all contracts, agreements, instruments, conveyances, mortgages, deeds, notes and other documents of any kind or nature related to, arising out of or in connection with the Manager's performance of this Agreement.

(b)          During the Term of this Agreement, the power of attorney granted in this Section 4.4 shall survive the Bankruptcy, dissolution or other termination of the Owner, shall extend and be binding upon the Owner's successors and assigns and shall continue in full force and effect regardless of the occurrence of any of the foregoing. The Owner hereby agrees to be bound by any such contracts, agreements, instruments, conveyances, mortgages, deeds, notes and other documents executed or otherwise entered into by the attorney and agent acting in good faith pursuant hereto and pursuant to such power of attorney, and hereby waives any and all defenses that may be available to contest, negate, or disaffirm any action of the attorney and agent taken under such power of attorney, except in cases of bad faith, gross negligence, willful misconduct or material breach of this Agreement.

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ARTICLE V
Compensation and Expenses

Section 5.1           Management Fee. In consideration for the performance by the Manager of Management Services, Owner shall pay to the Manager monthly, in advance, an amount rounded to the nearest $10.00 (such amount, the “Monthly Management Fee”), which amount is equal to the product of (a) until and including the Calendar Month of termination of the Offering, 0.291667%, and thereafter, 0.333333%, times (b) the sum of (i) the Gross Proceeds determined as of the last day of the preceding Calendar Month and (ii) the average outstanding indebtedness of AECP LP (determined on a consolidated basis) during the preceding Calendar Month. A Monthly Management Fee shall not be payable for any period prior to the Initial Closing. On or before the 20th day of the Calendar Month immediately preceding the Calendar Month in which the Management Services are to be provided, the Manager shall furnish to Owner in writing its calculation of the Monthly Management Fee that is payable in respect of the next succeeding Calendar Month. The Monthly Management Fee payable to the Manager by Owner will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest. Each Calendar Month after the Initial Closing and prior to the end of the Term, the Manager will deliver, together with its calculation of the Monthly Management Fee to be paid by Owner for the succeeding Calendar Month as provided in the second preceding sentence, a summary of the costs and expenses to be reimbursed to the Manager in accordance with the immediately preceding sentence (each such written calculation and summary, an “Invoice”). At any time that is not less than ten (10) days following the date that Owner receives an Invoice, the Manager may apply any funds that it holds on behalf of Owner to payment of the amount specified in the Invoice less any amount(s) to which Owner has reasonably objected in writing during such 10-day period. If the Owner timely objects in a notice received by the Manager to any amount in an Invoice, Owner and Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter Manager may apply any funds that it holds on behalf of Owner to payment of the amount determined to be owing to the Manager. If the funds that the Manager holds on behalf of Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.1, then Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to Owner. Pursuant to Section 7.2(i) of AECP LP Agreement, AECP LP will pay to AECP GP a management fee commencing with a payment for the first Calendar Month after termination of the Offering, which fee shall be payable in cash monthly after termination of the Offering concurrently with payment by Owner to the Manager of the Monthly Management Fee pursuant to this Section 5.1 and shall be in an amount equal to the product of (a) 0.083333% times (b) the Gross Proceeds determined as of the last day of the preceding month.

Section 5.2           Reimbursement of Organization and Offering Expenses; Reimbursement of Out-of-Pocket Expenses. (a) The Manager and the General Partner expect that Organization and Offering Expenses, including Organization and Offering Expenses consisting of fees and expenses paid to third parties, that they incur on behalf of AECP LP and the Owner will be incurred in a ratio approximately one-third (1/3rd) by the Manager and two-thirds (2/3rds) by the General Partner, and if such ratio is not maintained then the Manager and the General Partner will take such actions prior to the Initial Closing or any subsequent closing of the Offering, as the case may be, as may be necessary to return to such ratio with respect to the Organization and Offering Expenses as of each of the Initial Closing and each subsequent closing. At or promptly after (in any event not later than five (5) Business Days after) the Initial Closing and each subsequent closing of the issuance of Common Units in the Offering, (i) the Manager will determine the total Organization and Offering Expenses it has incurred prior to such closing that have not been previously reimbursed by AECP LP or the Owner and will prepare and submit to AECP LP an invoice therefor accompanied by reasonable supporting documentation; and (ii) AECP LP or the Owner will promptly reimburse the Manager for the amount specified in such invoice subject to a maximum reimbursement amount of one-half percent (0.5%) of the Gross Proceeds for all Common Units issued in the Initial Closing and each such subsequent closing of the Offering. The Organization and Offering Expenses to be reimbursed by AECP LP or the Owner to the Manager shall not exceed one-half percent (0.5%) of the aggregate Gross Proceeds raised in the Offering (such maximum amount, the “Expense Cap”). To the extent that the Manager incurs Organization and Offering Expenses in excess of the Expense, the Manager shall not be reimbursed for such expenses. Amounts required to be paid by AECP LP and the Owner pursuant to this Section 5.2(a) at the Initial Closing and each subsequent closing of the Offering are referred to as the “OrgOff Reimbursement Amount”.

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(b)          Except as set forth in this Section 5.2, in no event will the Manager be entitled to reimbursement from AECP LP or the Owner, nor will AECP LP or the Owner be obligated to reimburse the Manager, for any Organization and Offering Expenses incurred by the Manager and its Affiliates. The Manager may apply any funds that it holds on behalf of AECP LP or the Owner to payment of the OrgOff Reimbursement Amount then due to the Manager pursuant to this Section 5.2(a), but if the funds that the Manager holds on behalf of AECP LP or the Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.2, then AECP LP or the Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to AECP LP or the Owner. The OrgOff Reimbursement Amount that is payable to the Manager by AECP LP or the Owner pursuant to Section 5.2(a) will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest. Pursuant to the Partnership Agreement, AECP LP will reimburse AECP GP at or promptly after the Initial Closing and each subsequent closing of the issuance of Common Units in the Offering for the Organization and Offering Expenses it incurs up to a maximum of one percent (1.0%) of the Gross Proceeds raised in the Offering, which reimbursement shall be made concurrently with each payment to the Manager of the OrgOff Reimbursement Amount.

(c)          The Manager shall pay all reasonable out-of-pocket expenses (excluding for purposes of this Section 5.2 Organization and Offering Expenses, Acquisition Expenses and Disposition Expenses) of the Manager and its Affiliates, agents and consultants (“Out-of-Pocket Expenses”), pursuant to the policies and procedures established by the Manager and approved by the Owner and in accordance with the Budget, and consistent with the allocations set forth in Exhibit C hereto, for the payment or reimbursement of such costs with respect to activities conducted for the Owner pursuant to this Agreement. The Owner shall reimburse the Manager for all such Out-of-Pocket Expenses paid by the Manager on behalf of the Owner or in connection with the Business of the Owner and for which the Manager has not been previously reimbursed, and on or before the 20th day after each Calendar Month in which the Manager incurs Out-of Pocket Expenses the Manager will invoice the Owner for such Out-of Pocket Expenses incurred during the preceding month accompanied by reasonable supporting detail. At any time that is not less than ten (10) days following the date that Owner receives an invoice for Out-of-Pocket Expenses pursuant to this Section 5.2(b), the Manager may apply any funds that it holds on behalf of Owner to payment of the amount specified in such invoice less any amount(s) to which Owner has reasonably objected in writing during such 10-day period. If the Owner timely objects in a notice received by the Manager to any amount in any such invoice, Owner and Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter the Manager may apply any funds that it holds on behalf of Owner to payment of the amount determined to be owing to the Manager. If the funds that the Manager holds on behalf of Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.2(b), then Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to Owner. Any amounts payable to the Manager by Owner pursuant to this Section 5.2(b) will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest.

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Section 5.3           Acquisition Fee and Acquisition Expenses. The Owner shall pay an Acquisition Fee to the Manager as compensation for its Management Services rendered in connection with the investigation, selection and acquisition (by purchase, contribution, investment or exchange) of any Property Acquisition. The Manager shall be entitled to an Acquisition Fee for any Property Acquisition acquired after the termination of this Agreement for which a contract for any such Property Acquisition had been entered into at or prior to such termination. The total acquisition fee (the “Acquisition Fee”) payable to the Manager for each Property Acquisition (other than a Property Acquisition from the Manager or any of its Affiliates) shall equal two percent (2.0%) of the Contract Purchase Price of each Property Acquisition, payable in cash. The purchase price allocable for an Investment held through a Joint Venture shall equal the product of (i) the Contract Purchase Price of the Property Acquisition and (ii) the direct or indirect ownership percentage in the Joint Venture held directly or indirectly by AECP LP or the Owner. For purposes of this Section 5.3, “ownership percentage” shall be the percentage of capital stock, membership interest, partnership interest or other equity interests held by the AECP LP or the Owner, without regard to classification of such equity interests. Owner shall pay to the Manager the Acquisition Fee promptly upon the closing of each Property Acquisition (other than a Property Acquisition from the Manager or any of its Affiliates), unless Owner and the Manger mutually agree the defer payment of such Acquisition Fee in respect of any Property Acquisition, in which event it shall be paid in accordance with such mutual agreement. In addition to the Acquisition Fee payable to the Manager pursuant to this Section 5.3, AECP LP or the Owner shall pay directly or reimburse the Manager for all Acquisition Expenses incurred in connection with the selection, evaluation, acquisition, origination, making or development of any Property Acquisition; provided, however, in no event shall the sum of the Acquisition Fee and the Acquisition Expenses required to be paid or reimbursed by AECP LP or the Owner pursuant to this Section 5.3 in respect of any Property Acquisition exceed three percent (3.0%) of the Contract Purchase Price of such Property Acquisition. AECP LP or the Owner shall pay the Acquisition Fee and reimburse the Manager for Acquisition Expenses payable pursuant to this Section 5.3 within ten (10) days following each date AECP LP or the Owner receives an invoice for the amount of the Acquisition Fee payable and Acquisition Expenses reimbursable to the Manager pursuant to this Section 5.3, provided that such invoice shall be furnished no earlier than two (2) Business Days before the closing of any Property Acquisition or, in the case of Acquisition Expenses in respect of any proposed acquisition that has been unsuccessful, the cessation of the efforts by AECP LP or the Owner to acquire such Property Acquisition; subject, however, to any mutual agreement by Owner and the Manager to defer payment of the Acquisition Fee in respect of any Property Acquisition. The Manager may apply any funds that it holds on behalf of the Owner to payment of the amount specified in such invoice less any amount(s) to which the Owner has reasonably objected in writing during the 10-day period commencing on receipt of such invoice. If the Owner timely objects in a notice received by the Manager to any amount in any such invoice, the Owner and the Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter the Manager may apply any funds that it holds on behalf of the Owner to payment of the amount determined to be owing to the Manager. If the funds that the Manager holds on behalf of the Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.3, then the Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to the Owner. Any amounts payable to the Manager by the Owner pursuant to this Section 5.3 will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest. For the avoidance of doubt, the Manager and Owner agree that the Manager shall not be entitled to an Acquisition Fee for any Property Acquisition from the Manager or any of its Affiliates.

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Section 5.4           Disposition Fee and Disposition Expenses. As compensation to the Manager for its Management Services rendered in connection with the sale or other disposition by AECP LP or the Owner of all or any portion of the Assets (other than the sale or other disposition in the ordinary course of business of oil, gas or other hydrocarbons produced from the Assets and other than a sale or other disposition to the Manager or any of its Affiliates), the Owner shall pay to the Manager the Disposition Fee. The Manager shall be entitled to a Disposition Fee for any Asset(s) (other than the sale or other disposition in the ordinary course of business of oil, gas or other hydrocarbons produced from the Assets and other than a sale or other disposition to the Manager or any of its Affiliates) sold or otherwise disposed of by AECP LP or the Owner after such termination for which the applicable contract(s) to sell or otherwise dispose of such Asset had been entered into at or prior to such termination date. The total disposition fee (“Disposition Fee”) payable in cash to the Manager shall equal one-half percent (0.5%) of the Contract Sales Price of such Asset(s). In addition to the Disposition Fee payable to the Manager pursuant to this Section 5.4, AECP LP or the Owner shall pay directly or reimburse the Manager for all Disposition Expenses incurred in connection with the any sale or other disposition or proposed sale or other disposition (other than the sale or other disposition in the ordinary course of business of oil, gas or other hydrocarbons produced from the Assets). AECP LP or the Owner shall pay the Disposition Fee and reimburse the Manager for the Disposition Expenses payable pursuant to this Section 5.4 in connection with the sale or disposition of Assets within ten (10) days following each date AECP LP or the Owner receives an invoice for the amount of the Disposition Fee so payable to the Manager pursuant to this Section 5.4, which invoice shall be furnished in connection with the closing of any sale or other disposition or, in the case of Disposition Expenses in respect of any sale or other disposition that has been unsuccessful, the cessation of the efforts to sell or otherwise dispose of the applicable Asset(s); provided, however, that if Owner and the Manager mutually agree to defer payment of the Disposition Fee in respect of the sale of any Assets such Disposition Fee shall be paid in accordance with such mutual agreement. The Manager may apply any funds that it holds on behalf of the Owner to payment of the amount specified in such invoice less any amount(s) to which the Owner has reasonably objected in writing during the 10-day period commencing on receipt of such invoice. If the Owner timely objects in a notice received by the Manager to any amount in any such invoice, the Owner and the Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter the Manager may apply any funds that it holds on behalf of the Owner to payment of the amount determined to be owing to the Manager. If the funds that the Manager holds on behalf of the Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.4, then the Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to the Owner. Any amounts payable to the Manager by the Owner pursuant to this Section 5.4 will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest. Notwithstanding anything to the contrary in this Section 5.4, in no event shall any Disposition Fee be payable by AECP LP or the Owner pursuant to this Section 5.4 in connection with the sale or exchange in the ordinary course of business by AECP LP or the Manager of oil, natural gas or other hydrocarbons produced from the Assets. Pursuant to the Partnership Agreement, AECP LP will pay to AECP GP a disposition fee in connection with the sale or other disposition by AECP LP or the Owner of all or any portion of the Assets (other than the sale or other disposition in the ordinary course of business of oil, gas or other hydrocarbons produced from the Assets), which fee shall be payable in cash concurrently with payment by the Owner to the Manager of the Disposition Fee pursuant to this Section 5.4 in respect of such disposition of Asset(s) and shall be in an amount equal to one-half percent (0.5%) of the Contract Sales Price of such Asset(s). For the avoidance of doubt, the Manager and Owner agree that the Manager shall not be entitled to a Disposition Fee for any sale or other disposition of Assets to the Manager or any of its Affiliates.

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Section 5.5           Financing Coordination Fee. As compensation to the Manager for its Management Services rendered in connection with the financing by AECP LP or the Owner of any Property Acquisition or Asset, the assumption by AECP LP or the Owner of any Loan(s) with respect to any Property Acquisition or Asset or refinancing by AECP LP or the Owner of any Loan, the Owner shall pay the Manager a fee, payable in cash (the “Financing Coordination Fee”), equal to one-half percent (0.5%) of the principal account incurred by AECP LP or the Owner, as the case may be, or outstanding under any such Loan. AECP LP or the Owner shall pay the Financing Coordination Fee payable pursuant to this Section 5.5 at or promptly after (and in any event within two (2) Business Days after) the closing of the Loan that is the subject of the Financing Coordination Fee then due or each draw down by AECP LP of any principal amount of any Loan, as the case may be; provided, however, that if Owner and the Manager mutually agree to defer payment of any Financing Coordination Fee, then such Financing Coordination Fee shall be paid in accordance with such mutual agreement. The Manager may apply any funds that it holds on behalf of Owner to payment of the amount of any Financing Coordination Fee then due and payable to the Manager pursuant to this Section 5.5 less any amount(s) to which Owner has reasonably objected in writing prior to the closing of the Loan that is the subject of the applicable Financing Coordination Fee. If the Owner timely objects in a notice received by the Manager to any amount of any Financing Coordination Fee, Owner and Manager shall use their reasonable commercial efforts to resolve such dispute amicably, and promptly after the resolution of such matter the Manager may apply any funds that it holds on behalf of Owner to payment of the amount determined to be owing to the Manager. If the funds that the Manager holds on behalf of Owner are insufficient to pay in full when due the amounts due to the Manager pursuant to this Section 5.5, then Owner will promptly make payment to the Manager of the amount due and unpaid in immediately available funds by wire transfer to an account specified by the Manager to Owner. Any amounts payable to the Manager by Owner pursuant to this Section 5.5 will be in addition to all fixed rate charges under any joint operating agreements in which the Manager or its Affiliates act as operator and the Owner owns a working interest. Pursuant to the Partnership Agreement, AECP LP will pay to AECP GP a financing coordination fee in connection with the financing by AECP LP or the Owner of any Property Acquisition or Asset, the assumption by AECP LP or the Owner of any Loan(s) with respect to any Property Acquisition or Asset or refinancing by AECP LP or the Owner of any Loan, which fee shall be payable in cash concurrently with payment by Owner to the Manager of the Financing Coordination Fee pursuant to this Section 5.5 in respect of such financing transaction and shall be in an amount equal to one-quarter percent (0.25%) of the principal account incurred by AECP LP or the Owner, as the case may be, or outstanding under any such Loan.

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ARTICLE VI
Representations, Warranties and Covenants

The Manager represents, warrants and covenants to the Owner and AECP LP as follows:

(a)          Organization, Good Standing, Etc. The Manager is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Oklahoma. Before commencing operations in any State where Leases are located the Manager will be duly qualified and/or licensed to the extent and as may be required, and in good standing in such State.

(b)          Authority; Enforceable Agreement. The Manager has taken all necessary action to authorize the execution, delivery and performance of this Agreement and has adequate power, authority and legal right to enter into, execute, deliver and perform this Agreement. This Agreement is legal, valid and binding with respect to the Manager and is enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

(c)          Legal Requirements. The Manager has, or before commencing activities in any State or other jurisdiction will have, all requisite power, approvals, authorizations, consents, licenses, orders, franchises, rights, registrations and permits of all Governmental Authorities of such State or other jurisdiction required for the Manager to provide the Management Services in such jurisdiction; each of the foregoing is or will be in full force and effect and has been duly and validly issued; and at the time Management Services are performed the Manager will be in compliance in all material respects with all terms and conditions of each of the foregoing.

(d)          No Consent. No permit, consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by the Manager of this Agreement or to consummate any transactions contemplated hereby and thereby.

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(e)          Manager’s Activities During the Term. The Manager covenants and agrees that during the Term (excluding any period after a Termination Notice has been received by Manager as contemplated by Section 10.2(a) during which the Manager performs transition services in accordance with Section 10.3) the Manager’s business and activities will be limited to serving as the manager pursuant to this Agreement and activities ancillary thereto; provided, however, that the foregoing covenant is not intended, nor shall it be construed, to restrict or limit the Manager’s ability to serve as a manager or in a similar capacity pursuant to a management services or similar agreement to one or more partnerships or other entities that may be formed after the Effective Date by, or that is affiliated with, AR Capital, LLC, AR Capital Energy Holdings, LLC or any of their affiliates to acquire, own, operate, develop, market or dispose of oil and gas properties. For the avoidance of doubt, the Manager will not own any oil, gas or mineral leases or developed or undeveloped producing or non-producing oil and gas properties, and will not become the counterparty to any Farmout by assignment from Owner, at any time during the Term; but the foregoing restriction is not intended, nor shall it be construed, to apply to, or to restrict the activities or operations of, any Affiliate of the Manager. The Manager shall only be required to devote such portion of its full productive time to the performance of the Services as is necessary to satisfy its obligations under this Agreement.

ARTICLE VII
Additional Agreements of Manager; Restrictions on Manager

Section 7.1           Compliance with Laws. In the performance of Services pursuant to this Agreement, the Manager shall comply in all material respects with applicable Law relative to the use, operation, development and maintenance of the Business and the Assets. The Manager shall use its reasonable commercial efforts to remedy any violation of any such applicable Law that comes to its attention. The Manager shall promptly notify the Owner of any material violation of applicable Law in the performance of the Services pursuant to this Agreement, and the Manager shall transmit promptly to the Owner a copy of any citation or other communication received by the Manager setting forth any such violation.

Section 7.2           Compliance with Obligations. The Manager, to the extent such matters are reasonably within its control, shall use diligent and reasonable efforts to cause compliance in all material respects with all terms and conditions contained in any contract, agreement, judicial, administrative or governmental order, law or ruling, lease, mortgage, deed of trust or other contractual or security instrument affecting the Business or any of the Assets; provided, however, that, except as otherwise set forth herein, the Manager shall not be required to make any payment or incur any liability on account thereof. The Manager shall promptly notify the Owner in writing of any material violation of any such instrument or agreement in any material respect.

Section 7.3           Prohibited Acts. Notwithstanding anything to the contrary, express or implied, in this Agreement, without the consent of Owner the Manager shall not:

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(a)          Affect Title. Other than by way of a pledge, mortgage, deed of trust or trust indenture in connection with the terms of an Approved Credit Facility or a Farmout, joint operating agreement, participation agreement or other similar arrangement, sell, assign, surrender or relinquish, farm out, encumber, hypothecate, mortgage, burden, or otherwise alter or impair the Owner’s title in, to, or under, or that may be derived from, any of the Assets, or take any act that has the natural and foreseeable consequence of causing any of the foregoing. The prohibition in the immediately preceding sentence does not apply, however, to any loss, alteration, or impairment of title resulting (i) from the abandonment of any well, cessation of operations, non-commencement of the drilling of any well or any other operations, or non-payment of delay rentals, advance royalties, shut-in well payments, or any other payments when done with the Owner’s written consent or in accordance with the other terms of this Agreement; (ii) by virtue of the non-consent, non-participation, or non-performance of any Third Party under any Operating Agreement; (iii) from the pooling, unitization, or communitization of all or any part of the Owner’s interest in a property; (iv) from the sale or disposition of worn out or obsolete equipment or spare parts; (v) from the sale of natural gas, crude oil, natural gas liquids, condensate, other products and other hydrocarbons produced from the Assets; or (vi) from causes or circumstances beyond Manager's reasonable control. If the Owner sells any of its Asset(s) to the Manager or an Affiliate of the Manager (other than a Farmout to the Manager or an Affiliate of the Manager which shall be subject to Section 2.7), then the Owner exercising the standard of a prudent operator must determine that (i) the sales price received by the Owner from the Manager or such Affiliate, as the case may be, shall not be less than the higher of (A) the costs incurred by the Owner for such Asset(s) and (B) the fair market value of such Asset(s) as determined by the Owner, and (ii) the other terms and conditions of such sale must be fair and reasonable to Owner.

(b)          Borrow Funds. Except in accordance with Section 7.4, borrow any funds on behalf of the Owner (other than trade accounts payable in the ordinary course of business).

(c)          Litigation Matters. (i) Except for the filing or prosecution of any lawsuits for the collection of any monies owed to the Owner in the ordinary course of business, file or prosecute any lawsuit, or (ii) confess any judgment or compromise or settle any pending, threatened, or asserted claim or litigation, in each case with respect to or on behalf of the Owner or any of the Assets.

(d)          Resign as Operator. Resign as Operator of any operated Asset except in accordance with this Agreement.

(e)          Tax Status. Take any action which would cause the Owner not to be classified and treated as a partnership (and not as an association) for federal income tax purposes.

(f)          Approved Credit Facility. Amend or waive any provision of the Approved Credit Facility or take any actions which would result in a default by the Owner under an Approved Credit Facility (but the foregoing shall not be construed to require the expenditure of any funds by the Manager).

(g)          Expenditures. Except in accordance with Article III, Section 4.3, and Article V, Section 7.1, Section 7.2 or Section 7.4, make or approve any expenditure for the Owner’s account, or obligate the Owner to make any expenditure, other than for operating expenses (including any Operating Agreement then in effect) made pursuant to operating agreements covering the Owner’s Assets or as provided in the Budget.

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(h)          Activities; Budget. Conduct for the Owner’s account, or consent to or obligate the Owner, to engage in any activity, other than an activity provided for in the approved Budget or determined by the Manager to be required in connection with an Emergency.

(i)          Acquisitions and Joint Ventures. Cause or obligate the Owner to enter into any business combination transaction, including any merger, consolidation, equity exchange, acquisition, sale joint venture, partnership or similar arrangement, or acquire any assets (including any Property Acquisition(s)), properties or rights, including leasehold and working interests.

(j)          Hedging. Cause the Owner to adopt, revise or waive compliance with, the Hedging Policy, or cause the Owner to enter into or become obligated under any Hedges that are not in accordance with the Hedging Policy. None of the properties or production attributable to properties owned by the Manager or any Affiliate of the Manager will benefit from any of Owner’s hedging or marketing arrangements.

(k)          Material Commitment. Enter into any contract or agreement on behalf the Owner, or otherwise obligate the Owner under any contract or agreement, that would reasonably be expected to constitute a Material Commitment. The Manager shall not commit Owner’s future production from any Well in which Owner owns an interest for manager’s benefit.

(l)          Affiliate Transactions. Except in compliance with Section 4.3, cause the Owner to enter into any contract or other arrangement or transaction with the Manager or an Affiliate of the Manager.

(m)          Amendment to Agreements; Waiver of Rights. Cause the Owner to enter into or replace or amend, modify or restate or supplement in a manner adverse to the Owner in any material respect, or cause the Owner to waive or fail to enforce on behalf of the Owner any material rights of the Owner under, any participation, joint venture, operating, area of mutual interest or other similar agreement to which the Owner is a party (provided that the restriction set forth in this clause (m) shall not apply to any extension or termination of any agreement in accordance with its terms).

(n)          Certain Non-Consent Activities. Cause the Owner to make any election or exercise any vote, or cause the Owner not to exercise any vote, that has the effect of causing the Owner to not participate in any Development Activities or other activities or operations under an Operating Agreement in which the Manager or an Affiliate of the Manager owns a working interest, unless the Manager or such Affiliate also declines to participate in such activity or operations, unless Owner’s election or exercise of, or failure to elect or exercise, any such vote is a result of Owner’s voluntary election or Owner’s inability or refusal to fund the cost of the applicable Development Activities or other activities or operation, as the case may be, in which event neither Manager nor any Affiliate shall be required to decline to participate in such activity in respect of its working interest therein.

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(o)          Directed Activities. Take on behalf of the Owner or cause the Owner to take any action or commit to any action that is contrary to the good faith reasonable instructions of the Owner, provided that the foregoing shall not be construed to require the Manager to take any action in violation of applicable Law or to incur any cost or liability that will not be reimbursed or assumed by the Owner.

Section 7.4           Emergencies. Notwithstanding anything to the contrary in this Agreement, if Manager reasonably believes there is any Emergency, Manager may, in the sole exercise of its discretion and at Owner’s expense, act for and on behalf of Owner in any manner reasonably necessary or useful under the circumstances without the necessity of giving prior notice to the Owner or receiving any approval or consent from the Owner. If Manager takes any such action pursuant to this Section 7.4, Manager shall promptly notify the Owner of such Emergency and of the actions and/or expenditures approved by Manager as soon thereafter as is reasonably practicable.

Section 7.5           Manager’s Insurance. The Manager shall at all times maintain the insurance coverage described on Exhibit B with financially sound and reputable insurance companies, together with any other insurance that the Manager generally provides or extends to its subsidiaries. During the Term of this Agreement, the Manager will, subject to reimbursement by the Owner for the incremental cost thereof, take the actions necessary to cause the Owner to be Insured, under the insurance policies described, and as indicated, in Exhibit B. As used herein, the term “Insured” means the Owner will be (i) named an insured to the extent possible, (ii) in the case of workers’ compensation and employers’ liability, named as an alternate employer, or (iii) an additional insured in all other cases; provided, however, that the Manager will take reasonable commercial efforts to provide for endorsement of the Owner as an insured under each policy described in Exhibit B.

ARTICLE VIII

Personnel Administration

Section 8.1           General. The Manager shall have in its employ or available to it during the Term a sufficient number of qualified technical, operating, land, financial, marketing, accounting, clerical, administrative and field Employees, and other personnel to enable it to supply all the services as herein provided.

Section 8.2           Responsibility. All matters pertaining to the employment, supervision compensation, promotion and discharge of any Employees or personnel of the Manager or its Affiliates are the responsibility of the Manager, which is (or its Affiliate is) in all respects the employer of any such Employees. All such employment arrangements are solely the concern of the Manager and, if applicable, its Affiliate(s) and, other than as expressly set forth in Exhibit B hereto, the Owner shall have no liability with respect thereto.

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ARTICLE IX

Investment Opportunities

Section 9.1           Investment Opportunities.

(a)          Commensurate with the Gross Proceeds raised by AECP LP from time to time that have not been previously invested in Property Acquisitions or reserved for Development Activities or other investment in any of the Assets or the payment of fees or expenses pursuant to this Agreement or the Partnership Agreement, the Manager shall offer to Owner the right to purchase any Property Acquisition that (i) the Manager identifies in accordance with the performance of Item 14 of its Management Services as described in Exhibit A or that otherwise becomes available to the Manager and (ii) which the Manager believes may be appropriate for the Owner.

(b)          The Manager shall offer to the Owner any Property Acquisition referred to in Section 9.1(a) in accordance with the terms of Section 9.1(c). Upon receipt of any Proposal, Owner shall decide in accordance with Section 9.1(d) whether or not to approve the Property Acquisition that is the subject of such Proposal. If Owner determines not to approve or otherwise fails to approve such Property Acquisition within five (5) Business Days after the Owner’s receipt of a Proposal (a “Rejected Proposal”), then the Manager or any of its Affiliates may pursue and, if successful in such pursuit, participate in such Property Acquisition.

(c)          If the Manager proposes to refer a Property Acquisition or other acquisition of oil and gas properties to the Owner, the Manager shall submit a written report (“Proposal”) to Owner for its consideration. Such Proposal shall be in the form or format that the Manager generally uses, or will have used when presenting any such Property Acquisition or other acquisition of oil and gas properties to Owner and shall contain the Economic Run for the Property Acquisition or other acquisition of oil and gas properties, the initial Budget or any revisions to the Budget as provided in Section 9.2, and all other information determined by the Manager or requested by Owner as necessary or appropriate to describe the terms, economics, oil and gas reserve information, and other information requested by Owner as necessary or appropriate to evaluate and consider the Proposal. Additionally, if the Manager or an Affiliate of the Manager has an existing economic interest in more than 5% of the properties that are the subject of the Proposal, the Manager shall disclose this fact to Owner in the Proposal. Information submitted to Owner in the Proposal shall include, without limitation, the Economic Run data with respect to the acquisition that is the subject of the Proposal authorization(s) for expenditure, budgeting information, a recommendation with respect to the amount of indebtedness to be incurred pursuant to the Approved Credit Facility, key terms related to such Proposal, including, without limitation, whether such terms deviate or, to Manager’s knowledge, are expected to deviate from the General Parameters, if applicable, and any other available information determined by the Manager to be relevant to Owner’s investment decision or requested by Owner. In addition, if the Seller of a proposed Property Acquisition that is the subject of a Proposal is the Manager or an Affiliate(s) of the Manager, then the Owner, exercising the standard of a prudent operator, must determine that (i) the price paid by Owner to the Manager or such Affiliate(s), as the case may be, for such Property Acquisition from the Manager or such Affiliate(s), as the case may be, does not exceed the lesser of (A) the costs incurred by the Manager or such Affiliate(s), as the case may be, to acquire, own, operate and develop such Property Acquisition (which shall be supported by reasonable documentation included in the Proposal) and (B) the fair market value of such Property Acquisition as determined by mutual agreement of the Manager or such Affiliate(s), as the case may be, and Owner, the Owner exercising the standard of a prudent operator, must determine that in such manner as the Manager and Owner determine to be appropriate under the circumstances, (ii) at the time of any such Property Acquisition from the Manager or any of its Affiliates, as the case may be, the Owner must acquire an equal proportionate interest in the Manager’s or such Affiliate’s, as the case may be, other ownership interests in the same Prospect and (iii) the other terms and conditions of such acquisition are fair and reasonable to Owner. For purposes of the preceding sentence, a Prospect will be limited to the minimum area permitted by state law or local practice, whichever is applicable, if the following two conditions are met: (i) the well is being drilled to a geological feature which contains proved reserves as defined below and (ii) the limitation protects the well against drainage. In areas where the Prospect is not limited as provided in the immediately preceding sentence and the area constituting the Prospect that is the subject of this Section is subsequently enlarged based on geological information which is later acquired, then if the Prospect includes an interest acquired by Owner from the Manager or an Affiliate of the Manager and such Prospect is subsequently enlarged to cover an area in which the Manager (if an interest was previously acquired from the Manager) or such Affiliate of the Manager (if an interest was previously acquired from such Affiliate), as the case may be, owns a separate property interest and the Owner’s activities were material in establishing the existence of proved undeveloped reserves which are attributable to the separate property interest (and, in the case of the Manager or such an Affiliate of the Manager, the activities of the Manager or such Affiliate of the Manager, as applicable, were not material in so establishing the existence of such proved undeveloped reserves), then the separate property interest or a portion thereof must be sold to AECP LP by the Manager or such Affiliate of the Manager, as the case may be, on terms and conditions conforming to the requirements of the fourth sentence of this Section 9.1(c).

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(d)          Upon receipt of a Proposal, Owner shall have five (5) Business Days to notify the Manager of Owner’s intent to make the Property Acquisition as described in the Proposal. If Owner does not provide such notice to the Manager within such time, Owner shall be deemed to have rejected the Property Acquisition that is the subject of the Proposal and such Proposal shall thereafter constitute a Rejected Proposal.

Section 9.2           Initial Budget; Revisions to Budget.

(a)          Initial Budget. In connection with the first Property Acquisition, the Manager shall prepare a Draft Budget for operation of the properties proposed to be acquired and submit such Draft Budget to Owner with the Proposal as contemplated by Section 9.1. If the Owner approves the Property Acquisition, Owner shall be deemed to have approved the Draft Budget and such Draft Budget shall then constitute the approved Budget as contemplated by Section 3.1.

(b)          Revised Budgets. In connection with each Property Acquisition following the first Property Acquisition, the Manager may prepare an amendment to the then existing approved Budget to reflect the additional costs and expenses associated with the ownership of the Assets proposed to be acquired and submit such proposed revision to the Owner as contemplated by Section 9.1. If the Owner approves the Property Acquisition, Owner shall be deemed to have approved the revision to the Budget and such revised Budget shall then constitute the approved Budget as contemplated by Section 3.2.

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ARTICLE X

Term; Termination

Section 10.1         Term. The initial term of this Agreement will begin on the Effective Date and, subject to earlier termination in accordance with Section 10.2, shall continue for so long as the Owner holds any Assets (the “Initial Term”), and thereafter, until this Agreement is terminated by the Manager or Owner upon not less than 30 days’ prior written notice to the other (the Initial Term together with any such extension thereafter, the “Term”). Except as expressly provided herein, the expiration or earlier termination of this Agreement shall not relieve any Party of any obligation or liability arising prior to such expiration or termination.

Section 10.2         Termination.

(a)          This Agreement shall terminate (the “Termination Date”) on the first to occur of (i) the date on which the Parties mutually agree to terminate this Agreement and (ii) the termination date set forth on any notice given in accordance with Section 10.2(b) or Section 10.2(c) (each, a “Termination Notice”). Each Termination Notice shall be provided in writing and set forth in reasonable detail the basis for the termination and the Termination Date. If requested by Owner, the Manager, following its receipt of a Termination Notice, shall continue to perform the Services in accordance with this Agreement for a period not to exceed 120 days of such notice and, in such event, the date on which such continued Services are no longer necessary (as specified by Owner in the Termination Notice) will be considered the Termination Date for purposes hereof.

(b)          Owner may terminate this Agreement by delivery of a Termination Notice to the Manager following the occurrence of any of the following events:

(i)	the dissolution and liquidation of AECP LP in connection with the sale of all or substantially all of the Owner’s assets;

(ii)	during the Bankruptcy of the Manager;

(iii)	at any time during the 30 days after a breach by the Manager of its obligations hereunder that has had or, if continued, is reasonably likely to have a Material Adverse Effect, which breach remains uncured 60 days following the receipt by the Manager of written notice of such breach by the Owner;

(iv)	at any time within 15 Business Days following (A) the determination by a court of competent jurisdiction that the Manager has defrauded AECP LP or Owner or stolen or misappropriated any of the Assets or funds of Owner and (B) such circumstances have not been cured or remedied (which may include a cash payment) by Manager within 30 days following such judicial determination;

(v)	the General Partner is removed as the general partner of AECP LP by the majority vote of the Common Units and the General Partner did not vote in favor of or otherwise approve such removal; or

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(vi)	upon the approval at a special meeting of the holders of Common Units called for the purpose of voting to terminate this Agreement, which approval is by the holders of not less than a majority of the Common Units outstanding as of the record date established for such special meeting excluding for purposes of such determination Common Units and any vote in respect thereof) owned by the General Partner or its sponsor or any Affiliate(s) thereof.

(c)          The Manager may terminate this Agreement by delivery of a Termination Notice to Owner (i) during or following the Bankruptcy of the Owner or (ii) upon a material breach by Owner of its obligations hereunder that remains uncured 60 days following the receipt by Owner of notice of such breach by the Manager.

Section 10.3         Transition Services. The Manager shall, until the Termination Date, continue to provide the Management Services in accordance with this Agreement and upon request from Owner will reasonably cooperate with Owner in the transition of such services to a new manager appointed by Owner by (i) turning over Owner’s books and records and any other relevant information reasonably requested of the Manager, (ii) if applicable, assigning to Owner all of the Manager’s rights under subcontracts and other contractual arrangements entered into by the Manager in connection with the performance of the Services and (iii) facilitating the transfer of Well operations and the management of the Owner’s Assets to the successor manager. At the end of the Term, the Manager shall deliver to Owner the Records. Following the termination of this Agreement, Owner shall have the right to appoint any other Person as manager to perform the Management Services by whatever method Owner may deem expedient or appropriate. Following the termination of this Agreement, the Manager shall have no further rights under this Agreement (except as provided in Section 10.4) and shall not be entitled to receive any further payments under this Agreement.

Section 10.4         Effect of Termination. The termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the Termination Date and the following provisions of this Agreement shall survive such termination: this Section 10.4, each of the indemnity obligations, the limitation on consequential and other damages under this Section 12.4 and the provisions of Article XII, which provisions shall survive indefinitely. To the extent this Agreement is terminated by the Owner pursuant to Section 10.2(b)(iv) hereof, then pursuant to Section 5.8 of the Partnership Agreement, Holdings shall forfeit any incentive distribution rights it holds as of the date of such termination. To the extent this Agreement is terminated pursuant to Section 10.2(b)(v) or Section 10.2(b)(vi) hereof, then Owner shall promptly reimburse to the Manager the severance costs and expenses incurred directly or indirectly by the Manager as a result of any such termination, such reimbursement to be paid within 10 Business Days after the receipt by Owner from the Manager of an invoice therefor accompanied by reasonable documentation in support of such invoice.

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ARTICLE XI

Indemnification; Liability of the Parties

Section 11.1         Indemnification. From and after the Effective Date, the Parties will indemnify each other as follows:

(a)          Owner Indemnification. (i) The Owner shall indemnify, defend, reimburse and hold harmless the Manager and its Affiliates and their respective officers, managers, representatives, agents, members, employees (together with the Manager, the “Manager Indemnified Parties”) from and against and in respect of any and all claims, liabilities, losses, costs, expenses (including reasonable attorneys’ fees and costs of investigation), judgments, fines, penalties, interest, settlements or damages (collectively, “Liabilities”) incurred or suffered by a Manager Indemnified Party in connection with, arising out of, or relating to, directly or indirectly, its performance of the Management Services and or Operating Services hereunder, EVEN IF SUCH LIABILITIES AROSE IN WHOLE OR IN PART FROM THE ACTIVE, PASSIVE, SOLE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OF A MANAGER INDEMNIFIED PARTY, provided, however, that Owner will not be required to so indemnify, defend, reimburse and hold harmless any of the Manager Indemnified Parties (A) from any Liabilities in respect of any decision by or on behalf of the Manager in connection with any Property Acquisition, Asset disposition or operation of Assets with respect to due diligence, waiver or deemed waiver of title defects mistakes in title or environmental review or similar actions or omissions, and (B) from any other Liabilities unless the following standards are satisfied:

I.           the Manager has made a good faith determination that the Manager’s course of conduct which caused or resulted, or allegedly caused or resulted in, the Liabilities for which such Manager Indemnified Party seeks indemnification or advancement of expenses pursuant to this Section 11.1(a) was in the best interests of AECP LP or the Owner;

II.          at the time the conduct was performed that caused or resulted, or allegedly caused or resulted in the Liabilities for which the Manager Indemnified Party seeks indemnification or advancement of expenses, the Manager was acting on behalf of or performing services for AECP LP or Owner;

III.         there has not been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which such Manager Indemnified Party is seeking indemnification pursuant to this Section 11.1(a), such Manager Indemnified Party engaged in negligence or misconduct, or in the case of a criminal matter, acted with knowledge that such Manager Indemnified Party’s conduct was unlawful; and

IV.          with respect to Liabilities arising from or out of an alleged violation of federal or state securities laws,

A.           there has been a successful adjudication on the merits of each count of such alleged violation of securities laws;

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B.           such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

C.           a court of competent jurisdiction approves a settlement of the claims against the Manager or such Manager Indemnified Party and finds that indemnification of the settlement and the related costs should be made, and the court has been advised of the position of the Securities and Exchange Commission and the position of any state securities regulatory authority in which securities of AECP LP were offered or sold as to indemnification of violations of securities laws.

Any indemnification pursuant to this Section 11.1(a) shall be made only out of the consolidated tangible net assets of AECP LP and Owner.

(ii)         To the fullest extent permitted by applicable Law and subject to AECP LP and Owner having sufficient funds available, expenses (including legal fees and expenses) incurred by a Manager Indemnified Party who is indemnified pursuant to Section 11.1(a) in defending any claim, demand, action, suit or proceeding relating to acts or omissions with respect to the performance of duties or services pursuant to this Agreement, from time to time, may be advanced by AECP LP prior to a determination that the Indemnitee is not entitled to be indemnified; provided, that (a) such legal action is initiated by a third party who is not a unitholder of equity interests in AECP LP or, if such legal action is initiated by such a unitholder, a court of competent jurisdiction shall have approved such advancement and (b) upon receipt by AECP LP of an undertaking by or on behalf of the Manager Indemnified Party to repay such amount together with the applicable legal rate of interest thereon if it shall be determined that the Manager Indemnified Party is not entitled to be indemnified as authorized in Section 11.1(a).

(iii)        The indemnification provided by this Section 11.1(a) shall be in addition to any other rights to which a Manager Indemnified Party may be entitled under any agreement, pursuant to any approval by AECP LP, as a matter of law or otherwise, both as to actions in the Manager Indemnified Party’s capacity as a Manager Indemnified Party and as to actions in any other capacity and shall continue as to a Manager Indemnified Party who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Manager.

(b)          Manager Indemnification. The Manager shall indemnify, defend and hold harmless AECP GP, AECP LP, the Owner, its Subsidiaries and Affiliates and their respective officers, directors, representatives, agents, members and employees (collectively, “Owner Indemnified Parties”) from and against and in respect of any and all Liabilities incurred or suffered by (a) an Owner Indemnified Party in connection with, arising out of, or relating to, the gross negligence, reckless or intentional misconduct of the Manager or another Manager Indemnified Party in the Manager’s performance of the Management Services.

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Section 11.2         EXTENT OF INDEMNIFICATION; EXPRESS NEGLIGENCE RULE. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PARTY SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTION 11.1 REGARDLESS OF WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE) OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH OWNER INDEMNIFIED PARTY, PROVIDED, HOWEVER, THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PARTY.

Section 11.3         Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against the indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action, accompanied by a copy of all papers, if any, served with respect to the action or proceeding; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

Section 11.4         Limitation on Consequential and Other Damages.

(a)          NEITHER PARTY shall be entitled to recover from THE OTHER Party, or such Party’s respective Affiliates any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a Third Party, which damages (including costs of defense and reasonable attorneys’ fees incurred in connection with defending against such damages) shall not be excluded by this provision as to recovery hereunder. Subject to the preceding sentence, each Party, on behalf of itself and each of its Affiliates waives any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated hereby.

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(b)          The amount of damages for which an indemnified Party is entitled to indemnity under this Article XI shall be reduced by the amount of insurance proceeds received by the indemnified Party or its Affiliates with respect to such damages (net of any collection costs and net of any increase in premiums resulting from claims with respect to such damages), and, to the extent insurance coverage for such damages is available under insurance policies of the indemnified Party and not under the insurance policies of the indemnifying Party, the indemnified Party will use commercially reasonable efforts to assert claims under such insurance coverage with respect to such damages.

Section 11.5         Manager Liability. Subject to the rights of the Owner to terminate this Agreement, in no event shall the Manager or its Affiliates have any liability under this Agreement, any Operating Agreement or applicable Law, with respect to the provision of the Services under this Agreement or acting as contract operator for any claim, damage, loss or liability sustained or incurred in connection with its operations with respect to the Assets or the provision of the Services or any breach of any provision of this Agreement regarding the standard of performance of the Manager in performing the Services or operations under this Agreement (including any breach of Section 3.2) or any Operating Agreement, except to the extent (and only to the extent) such liability is attributable to or arises from the gross negligence or intentional misconduct of any Manager Indemnified Parties, and the Owner, on its own behalf and on behalf of its Affiliates, releases the Manager and its Affiliates from such liability, except to the extent (and only to the extent) such liability is attributable to or arises from the gross negligence or intentional misconduct of any Manager Indemnified Party. Nothing in this Section 11.5 shall be deemed to be a release by the Owner or any of its Affiliates of any claims against the Manager arising from a breach by the Manager of its obligation to pay amounts owing to the Owner pursuant to the terms hereof.

Section 11.6         Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN ALL-CAPS FONT ARE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE XII

Force Majeure

If a Party is rendered unable, wholly or in part, by reason of a Force Majeure Event to perform its obligations under this Agreement, other than obligations to make payments or provide indemnification or defense when due hereunder, then such Party’s obligations shall be suspended to the extent affected by the Force Majeure Event. Any Party claiming any Force Majeure Event shall provide prompt written notice thereof to the other Party including full particulars of such Force Majeure Event.

ARTICLE XIII

Miscellaneous

Section 13.1         Time. The Parties agree that time is of the essence in the performance of this Agreement.

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Section 13.2         Independent Contractor. The Manager and the Owner are independent contractors and this Agreement shall not be construed as one of partnership, agency, joint venture, or employment between the Manager and the Owner, and the rights, duties, obligations and liabilities of each of the Parties under this Agreement shall be individual, not collective or joint. As between the Parties, (a) it is not the intention of the Parties to create, nor shall this Agreement be deemed or construed to create, a mining or other partnership, joint venture, association or trust, (b) the Manager is not the actual or implied agent for Owner, and (c) subject to the other express provisions of this Agreement and the right of the Owner to direct the Manager with respect to the ends to be accomplished, the Manager shall have the exclusive (i) authority to control and direct the specific means, method and manner of performance of the details of the Management Services to be provided hereunder, and (ii) responsibility and liability for (A) the direction and supervision of its personnel, (B) the salary, employee benefits, other compensation and related costs of such Manager personnel and (C) the collection and payment of any payroll taxes or contributions or taxes for unemployment insurance, workers’ compensation, pensions and social security for the Manager personnel that are imposed by any Governmental Authority.

Section 13.3         Notices. All notices and communications required or permitted under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; (d) if by email, then upon an affirmative reply by email by the intended recipient that such email was received (provided that, for the avoidance of doubt, an automated response from the e-mail account or server of the intended recipient shall constitute an affirmative reply); or (e) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To the Manager:	AECP Management, LLC 301 N.W. 63rd Street Suite 600 Oklahoma City, Oklahoma 73116 Attention: Robert W. Kelly II General Counsel Phone: (405) 818-8000 Fax: (405) 818-8040 Email: bob.kelly@aep-lp.com

With a copy to:	AECP Management, LLC 301 N.W. 63rd Street Suite 600 Oklahoma City, Oklahoma 73116 Attention: Scott R. Mueller Phone: (405) 818-8000 Fax: (405) 818-8040 Email: scott.mueller@aep-lp.com

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To AECP LP:	American Energy Capital Partners, LP c/o AECP GP LLC 405 Park Avenue New York, NY 10022 Attention: General Counsel Phone: (212) 415-6500 Fax: (212) 415-____ Email: _______________________

With a copy to:	Kunzman & Bollinger, Inc. 5100 N. Brookline Suite 600 Oklahoma City, Oklahoma 73112 Attention: Gerald Bollinger Phone: (405) 942-3501 Fax: (405) 942-3527 E-mail: gbollinger@kunzboll.com

To Owner:	AECP Operating Company, LLC 405 Park Avenue New York, NY 10022 Attention: General Counsel Phone: (212) 415-6500 Fax: (212) 415-_______ Email: _______________________

With a copy to:	Kunzman & Bollinger, Inc. 5100 N. Brookline Suite 600 Oklahoma City, Oklahoma 73112 Attention: Gerald Bollinger Phone: (405) 942-3501 Fax: (405) 942-3527 E-mail: gbollinger@kunzboll.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

Section 13.4         Cooperation. Prior to termination of this Agreement and at all times following the consummation of this Agreement, the Parties agree to execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such documents and instruments and do, or cause to be done, such other acts and things as may reasonably be requested by any Party to this Agreement, or are otherwise necessary or advisable, to assure that the benefits of this Agreement are realized by the Parties and that the Parties carry out their obligations under this Agreement and any document or other instrument delivered pursuant hereto.

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Section 13.5         No Third Party Beneficiaries. Except for the indemnification rights under Article XI, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a Third Party beneficiary of this Agreement.

Section 13.6         Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

Section 13.7         Governing Law; Jurisdiction; Waiver of Jury Trial. THE VALIDITY, CONSTRUCTION, INTERPRETATION AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO CONFLICTS RULES WHICH WOULD OTHERWISE APPLY THE LAWS OF ANOTHER JURISDICTION. EACH PARTY AGREES THAT IT SHALL BRING ANY ACTION OR PROCEEDING IN RESPECT OF ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT, WHETHER IN TORT OR CONTRACT OR AT LAW OR IN EQUITY, EXCLUSIVELY IN ANY U.S. FEDERAL OR STATE COURT IN THE STATE OF TEXAS AND (A) IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS, (B) WAIVES ANY OBJECTION TO LAYING VENUE IN ANY SUCH ACTION OR PROCEEDING IN SUCH COURTS, (C) WAIVES ANY OBJECTION THAT SUCH COURTS ARE AN INCONVENIENT FORUM OR DO NOT HAVE JURISDICTION OVER IT AND (D) AGREES THAT SERVICE OF PROCESS UPON IT MAY BE EFFECTED BY MAILING A COPY THEREOF POSTAGE PREPAID, REGISTERED OR CERTIFIED WITH RETURN RECEIPT REQUESTED AT THE ADDRESS SPECIFIED IN SECTION 13.3. THE FOREGOING CONSENTS TO JURISDICTION AND SERVICE OF PROCESS SHALL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF TEXAS FOR ANY PURPOSE EXCEPT AS PROVIDED HEREIN AND SHALL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES. FURTHER, EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING UNDER, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 13.8         Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof, supersedes any prior agreements with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein.

Section 13.9         Assignment. Neither Party may assign any of its rights or delegate any of its duties under this Agreement without the express written consent of the other Party, except that the Manager may assign any such rights or delegate any such duties to any of its Affiliates. Any assignment of rights or delegation of duties under this Agreement in violation of this section shall be void ab initio.

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Section 13.10         Amendment. Neither this Agreement, nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing hand-signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought. In addition, each of AECP LP and AECP GP covenant and agree that, without the prior written consent of the Manager, it shall not amend, modify or restate the Partnership Agreement if the effect thereof would be likely to adversely affect the Manager or any of its Affiliates or the rights of the Manager or any such Affiliate under this Agreement or the Partnership Agreement and any amendment, modification or restatement effected without such prior written consent of the Manager shall be void and of no force or effect with respect to the Manager; provided, however, that the prior written consent of the Manager shall not be required in respect of any amendment made to the Partnership Agreement (even if it would be likely to adversely affect the Manager or any of its Affiliates) pursuant to Section 13.13(vi) of the Partnership Agreement that is made without the approval of AECP GP and is effected by approval of a majority in interest of the holders of Common Units.

Section 13.11         Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

Section 13.12         Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder, will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

Section 13.13         Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

Section 13.14         Corporate Opportunity. AECP LP and the Owner acknowledge and agree that the Manager and its Affiliates engage and intend to continue to engage in the exploration, development, production, acquisition and disposition of oil and gas properties in North America and the marketing of production from such properties, which activities may be in competition with the Business of AECP LP and the Owner. AECP LP and the Owner acknowledge, covenant and agree that except for the obligation set forth in Article IX of this Agreement, notwithstanding anything to the contrary in this Agreement or any implied duty under applicable Law, in equity or otherwise, (a) none of the Manager or any of its Affiliates that acquire knowledge of a potential oil and gas lease, acquisition, or investment opportunity, or exploration or development transaction involving oil and gas properties and that may be an opportunity for AECP LP or the Owner shall have any duty to communicate or offer such opportunity to AECP LP or the Owner, (b) it shall be deemed not to be breach of any duty or any other obligation of any type whatsoever, express or implied, under this Agreement or applicable Law, of the Manager or any of its Affiliates to not communicate or offer such opportunity to AECP LP or the Owner, and (c) none of the Manager or any of its Affiliates shall be liable to AECP LP or the Owner or any other Person by reason of the fact that the Manager or any of its Affiliates pursues or acquires for itself or its Affiliates, or otherwise directs, any such opportunity to another Person or does not communicate such opportunity or information to AECP LP or the Owner.

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Section 13.15         Joint Acknowledgement. This written Agreement represents the final agreement between the Parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties. There are no unwritten oral agreements between the Parties.

[Remainder of Page Intentionally Left Blank

Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MANAGER:

AECP Management, LLC
an Oklahoma limited liability company

By:
Robert W. Kelly II
General Counsel

AECP LP

American Energy Capital Partner, LP
a Delaware limited partnership

By:	American Energy Capital Partners GP, LLC
its General Partner

By:	Edward M. Weil, Jr.
Chief Executive Officer and President

OWNER:

AECP Operating Company, LLC
a Delaware limited liability company

By:

EXHIBIT A

SCOPE OF SERVICES

The “Services” shall mean general management, administrative and operating services reasonably requested by and at the direction of Owner and shall include, collectively, the Management Services and the Operating Services performed on behalf of the Owner and any Subsidiary, and other service or activity agreed by Owner and the Manager. At all times, the Manager’s provision of the Management Services and Operating Services shall be subject to the limitations set forth in this Agreement, and any other limits or restrictions mutually agreed by Owner and the Manager.

The following services shall constitute “Management Services”:

1.          General. The Manager shall (a) execute and carry out any lawful decisions or courses of action that have been approved by Owner in writing, (b) maintain the files and records for engineering, design, accounting, tax, regulatory, land and such other matters as are generally necessary for the conduct of the business of the Owner, (c) assist and support Owner in general planning and budgeting activities and (d) coordinate and manage the Owner’s reporting requirements for regulatory, tax, environmental or local compliance purposes.

2.          Overhead Services. Manager will provide all general and administrative overhead services required for the Owner to conduct their respective business and operations.

3.          Management. The Manager shall provide services in respect of the management of the Owner’s business and its Assets as may be requested by Owner, including (a) services necessary to satisfy the Owner’s contractual obligations and obligations under applicable Law and permits and Annual Budgets, (b) making recommendations relating to the improvement of the Owner’s operations and maintenance (including major maintenance) of its assets and (c) the management and administration of the Owner’s contracts and liaising with any Person that is party to a material contract with the Owner.

4.          Liens. The Manager shall assist Owner in keeping the Owner’s Assets free and clear of all liens and encumbrances excluding liens and encumbrances arising in the ordinary course of business.

5.          Funds and Funds Management. The Manager shall (a) supervise all disbursements from, and to the extent of the availability of, funds provided by the Owner necessary to pay its debts and obligations and (b) open accounts in the name of the Owner and deposit, withdraw and maintain funds provided by Owner or its members, in banks, savings and loan associations or other financial institutions. The Manager shall not under any circumstances commingle any funds received for the Owner or held for the account of the Owner with the Manager’s or any other Person’s funds.

6.          Tax and Accounting Services. The Manager shall (a) provide and oversee financial and tax reporting (including all tax work necessary for Grant Thornton LLP to fulfill its obligations as “tax matters partner” under the Company Agreement or the Partnership Agreement) and cash management services, (b) monitor the Owner’s compliance with its debt and financing documents and (c) perform such other accounting services as Owner may reasonably request.

Exhibit A - 1

7.          IT Services. The Manager shall provide (or cause to be provided) information technology services that are necessary for the Owner to perform and otherwise complete its business activities, including services for (a) the management and maintenance of computer networks and databases, technology systems, and phone networks and plans, (b) the development and implementation of plans and standards relating to information technology and procurement, (c) the development and implementation of security policies and systems for the computer databases and technology systems of the Owner and (d) the procurement and acquisition of any other information technology services requested by Owner.

8.          Third Party Services. The Manager shall (a) engage and manage outside legal, accounting and tax services for the Owner including, at Owner’s request and direction, providing Owner with legal, accounting or tax counseling or recordkeeping as to the Owner’s business activities, and at Owner’s request and direction, initiating, maintaining, investigating and defending any claims, actions or proceedings to which the Owner is a party, (b) engage and manage engineering, operations and other technical consulting services as required in connection with the Owner’s business and (c) engage environmental consulting services, including services (i) advising and counseling Owner with respect to environmental compliance issues, including researching applicable environmental Laws and (ii) assisting Owner in obtaining and maintaining compliance with any and all necessary environmental permits, registrations, authorizations, licenses, approvals or consents from relevant organizations and governmental authorities.

9.          Regulatory. The Manager shall (a) engage and manage regulatory consultants and cause the admission of Owner into regional and industry associations if such admission would, in the judgment of Owner, be required or desirable for the operations of the Owner’s business, and (b) with the approval of Owner, engage and manage representation in lobbying, studies, special or extraordinary sessions determined to involve or be in the interest of the Owner, including assisting Owner in its dealings with governmental, semi-governmental, administrative, fiscal or judicial bodies, departments, commissions, authorities, agencies or other entities having jurisdiction or regulatory power over the Owner’s business activities.

10.         Insurance. At the request of the Owner and at the Owner’s expense, the Manager shall procure the insurance required to be maintained by the Owner under the NASAA Guidelines. The Manager shall make recommendations to Owner in respect of the types, amounts and content of insurance necessary or desirable for Owner and its business or the business and Assets of the Owner. At the direction of Owner, the Manager shall procure, on behalf of Owner, insurance policies providing the coverage and in the amounts specified by Owner, and maintain such policies in full force and effect. The Manager shall be named as an additional insured in respect of all liability insurance policies maintained by the Owner, with waiver of subrogation.

11.         Supervision. The Manager shall provide supervisory services for Owner or the Owner’s contractors and operators in connection with the operation of the Owner’s business and Assets.

Exhibit A - 2

12.         Staffing. As authorized, coordinated and approved by Owner (including pursuant to an Annual Budget), the Manager will contract out those services most effectively and efficiently provided by third parties on behalf of the Owner.

13.         Compliance with Credit Documentation. Upon the reasonable request by the Owner at any time or from time to time the Manager will assist the Owner in the negotiation of an Approved Credit Facility subject to any applicable limitations thereon set forth in the Partnership Agreement that the Manager has been notified by Owner apply in respect of such Approved Credit Facility. The Manager shall provide a statement indicating the compliance, or failure to comply, of the Owner with any financial covenants, cash flow requirements, maintenance ratios and reserve balances in any Approved Credit Facility for the periods covered by such financial statements.

14.         Business Development. The Manager will use reasonable commercial efforts to identify Property Acquisitions for the Owner to directly or indirectly acquire that the Manager believes may be an appropriate opportunity for the Owner. If the Owner elects in accordance with Section 9.1 to pursue a Property Acquisition, Manager will use its commercially reasonable efforts to negotiate with the Seller and submit to Owner for execution, a Purchase and Sale Agreement and other applicable transaction documents which, to the extent reasonably possible, shall comply with the General Parameters. The Manager will provide Owner with each Proposal for any Property Acquisition the information specified in Section 9.1(c), copies of all title reports and environmental reports obtained by the Manager with respect to such Property Acquisitions and such other information that is available to the Manager and that is reasonably requested by the Owner regarding such Property Acquisition, and upon the Owner’s request will meet with the Owner and its advisors to discuss the evaluation any Property Acquisition pursued by the Owner.

15.         Sale Preparation. At Owner’s request, the Manager will take such actions to prepare (and arrange for) all or any portion of the Owner’s Assets to be sold or otherwise disposed of or liquidated (including through a dissolution or winding up of the Owner).

16.         Financing Coordination. At Owner’s request, at any time or from time to time, the Manager will take such actions (a) to investigate and evaluate financing alternatives for (i) any Property Acquisition, (ii) the ownership, development and operation of any portion of the Owner’s Assets, or (iii) any refinancing of the foregoing, (b) will advise the Owner of financing alternatives that the Manager believes to be appropriate under the circumstances for Owner’s consideration, and (c) at Owner’s request will assist Owner in negotiating the final definitive terms of any Loan documents for execution by Owner and any of its affiliates subject to any applicable limitations thereon set forth in the Partnership Agreement that the Manager has been notified by Owner apply in respect of such Loan documents.

The following services shall constitute “Operating Services”:

1.          Lease Operations. The Manager shall perform all Lease Operations in accordance with the Standards set forth in Section 2.3. The Manager shall manage the progress, evaluation and implementation of all projects (including multi-well drilling, workover and recompletion projects and secondary/tertiary recovery projects) being carried out in connection with the performance of Lease Operations.

Exhibit A - 3

2.          The Manager shall apply, pay for (subject to reimbursement by the Owner as set forth herein), obtain, and maintain in a timely manner all approvals, authorizations, licenses and permits necessary or advisable for or in connection with the Owner’s ownership of the Assets and operation of its Business (the “Permits”).

3.          Authorizations. The Manager shall provide the oversight to assure that the operator of the Owner’s Assets acquires all permits, consents, approvals, surface or other rights that may be required for or in connection with the conduct of the Lease Operations.

4.          Technical Evaluation. The Manager shall provide the oversight to assure that the operator of the Owner’s Assets performs the technical, geological, petroleum engineering and related evaluations that are necessary or appropriate under the Standards set forth in Section 2.3 to perform the Lease Operations and to evaluate proposed acquisitions of oil and gas properties by the Owner.

5.          Marketing and Transportation. The Manager shall provide the oversight to assure that the operator of the Owner’s Assets arranges for the purchase, transportation and storage of all hydrocarbons and all supplies, materials and equipment needed in order to perform the Lease Operations.

6.          Safety. The Manager shall provide the oversight to assure that the operator of the Owner’s Assets takes customary measures consistent with the Standards set forth in Section 2.3 for the protection of life, health, the environment and property in the case of an emergency.

7.          Releases. The Manager shall provide the oversight necessary or appropriate to assure that the operator of the Owner’s Assets reports any spill and environmental releases to the appropriate state or federal regulatory agencies as required by applicable Law.

8.          Information. The Manager shall maintain the following data and reports as they are produced or compiled from Lease Operations: (a) copies of all logs and surveys furnished by the operator(s) of the Owner Assets; (b) regular drilling, workover or similar operations reports furnished by the operator(s) of Owner’s Assets; (c) copies of all plugging reports; (d) copies of all geological and geophysical maps and reports; (e) well tests, completion and similar operations reports furnished by the operator(s) of Owner’s Assets; (f) if prepared, engineering studies, development schedules and annual progress reports on development projects; (g) field and well performance reports, including reservoir studies and reserve estimates; (h) lease documents, contracts, agreements, title instruments and title files; and (i) such additional information as would be maintained by a Reasonably Prudent Operator.

Exhibit A - 4

EXHIBIT B

MANAGER’S INSURANCE

TYPE OF INSURANCE	POLICY LIMITS
General Liability Including coverage for Personal & Advertising Injury, Products-Completed Operations and Underground Resources General aggregate Each occurrence	$10,000,000 $10,000,000
Automobile Liability Any auto – Each accident	$10,000,000
Employers Liability Each accident	$10,000,000
Workers’ Compensation	Statutory limits
Pollution Liability Each claim Policy aggregate	$1,000,000 $2,000,000

Limits required herein may be satisfied by a combination of self-insurance, primary and excess/umbrella insurance.

Owner named as Alternate Employer under Workers Compensation and Employers Liability policies except where a state’s monopolistic workers compensation program does not permit.

Owner named as an additional insured on all other policies.

Waiver of Subrogation in favor of Owner applies to all policies.

Exhibit B

EXHIBIT C

COST REIMBURSEMENT

In addition to the payment of costs and expenses incurred in connection with the provision of Services under this Agreement as expressly set forth in Section 5.2 of this Agreement, the Manager shall be responsible to pay without reimbursement of any kind from the Owner, all of the following:

Personnel salaries and bonuses

Personnel burdens and benefits

Pension, retirement and insurance plans

Unemployment, payroll and other taxes

Administrative contractors or consultants

Office rent and occupancy costs

Office equipment and rentals

Office supplies

Office utilities

Data processing

Office maintenance and repairs

Employee parking

Telephone and communications

Postage and delivery expense

Business meals

Professional dues and subscriptions

Training expenses

Club memberships

Computer and software support

Payroll and other fees

Banking and industry relationships

General land services (unless associated with a Proposal and other than contract land services)

Except to the extent that the following Services are included within the items for which the Manager is responsible as provided above, the Manager shall be entitled to reasonable reimbursement in accordance with Section 5.2 of the Management Agreement for the following out-of-pocket expenses to the extent such costs and expenses are incurred in accordance with the terms of the Agreement and any applicable joint operating agreement or applicable law:

Audit expense

Independent geological, geophysical and engineering services

Tax return services

Investor reporting expense

Legal services (other than legal services for prosecuting or defending claims regarding breach of this Agreement or claims brought by employees, consultants, officers, directors or agents or in formation of the Manager)

Outsourced accounting services

Exhibit C - 1

Contract land services

Acquisition and due diligence costs - engineering, title, general land services associated with a Proposal, third-party consultants, environmental, broker fees, travel, meals and lodging directly related to Producing Property Acquisitions for the Owner

Divestiture costs ‒ engineering, title, third-party consultants, financial advisors, environmental, broker fees, travel, meals and lodging directly related to Assets of the Owner

Formation and offering costs of the Owner

Travel costs associated with Owner meetup or meeting with any Investors

Bank services, including without limitation, the Approved Credit Facility and any amendment, restatement or replacement thereof and any waiver thereunder

COPAS overhead fees and standard district office expenses rebillable under the applicable operating agreement

Insurance

Franchise or state taxes

Third Party marketing fees

Risk management expenses

Exhibit C - 2

EXHIBIT D

OPERATING AGREEMENT

Exhibit D